Exhibit (a)(1)(a)

OFFER TO AMEND CERTAIN OPTIONS

Any questions or requests for assistance or additional copies of any documents referred to in this offer may be directed to Suzanne Walsh, Benefits Manager, American Tower Corporation,

116 Huntington Avenue, Boston, Massachusetts, telephone: (617) 375-7500.

This document constitutes part of the prospectus relating to the Amended and Restated American Tower Systems Corporation 1997 Stock Option Plan, as amended to date,

covering securities that have been registered under the Securities Act of 1933.

We are not making this offer to, nor will we accept any election to amend options by or on behalf of, option holders in any jurisdiction in which this offer or the acceptance of any election to amend options would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take any actions necessary or desirable for us to make this offer to option holders in any jurisdiction.

November 29, 2006

AMERICAN TOWER CORPORATION

Offer to Amend Certain Options

This offer and the associated withdrawal rights will expire at

5:00 p.m., Boston Time, on December 28, 2006 unless we extend them.

By this Offer to Amend Certain Options (the “Offer to Amend”), we are giving all eligible employees holding eligible options to purchase shares of our Class A common stock (“common stock”) the right to amend certain outstanding options and receive cash payments, as described below (we also refer to this collectively as the “offer”). Each eligible employee holding eligible options will be provided with an addendum (referred to as the “Addendum”) setting forth his or her eligible options and a description of any potential cash payments. We refer to the amended options and/or cash payments a participant may receive in replacement of his or her eligible options as the “Option Consideration.”

In connection with the Company’s internal review of its stock option granting practices, we have determined that certain stock options were granted by the Company at a discount from fair market value and therefore may be subject to adverse tax consequences under Section 409A of the Internal Revenue Code (such options are referred to as “affected options”). These consequences include income tax at vesting, an additional 20% tax and interest charges. If you elect to participate in this Offer to Amend, your amended options will no longer be subject to the adverse tax consequences of Section 409A.

You are an “eligible employee” only if you are an employee or member of the Board of Directors (a “Director”) of American Tower Corporation or our subsidiaries (collectively referred to as “American Tower,” the “Company,” “we,” “our” or “us”) on the last date on which this offer remains open for acceptance. Our executive officers and Directors and certain other specified officers are eligible to participate in this offer and have their affected options amended, but they are not eligible to receive any cash payments in this offer.

An option to purchase common stock is eligible for this offer (an “eligible option”) only if each of the following conditions is met:

•	the option was granted under the Amended and Restated American Tower Systems Corporation 1997 Stock Option Plan (as amended, the “1997 Stock Plan”);

•	the special committee of our Board of Directors has determined that the option has an exercise price per share that was less than the fair market value per share of the common stock underlying the option on the option’s legal grant date (a list of these grants is provided below);

•	all or a portion of the option was unvested as of December 31, 2004;

•	the option is outstanding as of the last date on which this offer remains open for acceptance; and

•	the option holder is subject to taxation in the United States.

If you participate in this offer, any eligible options with respect to which you accept this offer will be replaced with the Option Consideration described below and as detailed more fully in Section 2 of this Offer to Amend.

If you participate, there will be two components of your Option Consideration: First, your eligible option will be amended to increase the original exercise price to the fair market value of a share of our common stock on the revised legal grant date. Second, you will receive a cash payment equal to the difference between the new exercise price per share of the amended option and the original exercise price per share, multiplied by the number of unexercised shares subject to the amended option, less applicable withholding taxes. Any cash payments will be made in early January 2007. Our executive officers and Directors and certain other specified officers are eligible to participate in the tender offer; however, their Option Consideration will consist only of an amended option and they will not receive any cash payments in connection with this offer.

In connection with the Company’s internal review of its stock option granting practices, we have determined that a number of stock options were granted by the Company at a discount from fair market value. Under Section 409A of the Internal Revenue Code, only certain of these options are subject to adverse tax consequences. The option grants set forth in the table below, which were granted by the Company on seven dates during the years 2002 through 2005, include the eligible options that are affected by Section 409A and are subject to this offer. We determined that these options were granted with an exercise price per share that was less than the fair market value per share of the common stock underlying the option on the option’s legal grant date, meaning the date when all necessary action to approve the grant had been completed. The following table sets forth the dates of such option grants, the original exercise price, the revised legal grant date, the fair market value of the common stock on the legal grant date (which will also be the revised option exercise price for your eligible options if you accept this offer), and the price differential. In determining the fair market value of our common stock on a given date, we use the closing price of our common stock on the New York Stock Exchange (“NYSE”). Accordingly, the revised option exercise price in the table below reflects the closing price of our common stock on the NYSE on the revised legal grant date.

Option Date	Original Option Exercise Price	Legal Grant Date (Revised)	FMV on Legal Grant Date (Revised Exercise Price)	Price Differential
10/4/2002	$1.07	2/26/2003	$4.70	$3.63
11/14/2002	$1.55	2/26/2003	$4.70	$3.15
12/9/2002	$3.04	12/11/2002	$3.60	$0.56
2/4/2004	$11.19	2/17/2004	$12.29	$1.10
2/23/2004	$10.68	5/7/2004	$13.14	$2.46
4/1/2005	$18.15	8/9/2005	$22.43	$4.28
8/8/2005	$22.20	8/9/2005	$22.43	$0.23

Eligible options include only those options that are outstanding, meaning options that have not been cancelled, have not expired and which have not been exercised in full, as of the expiration date of this offer. If you hold an eligible option, it does not mean that all of your options are subject to Section 409A. Accordingly, if you hold more than one option, you may hold both eligible options and options that are not affected by Section 409A. Many, but not all, outstanding options that were granted on the above dates, and for which all or a portion of such option was unvested as of December 31, 2004, will be considered eligible options for purposes of this offer, assuming the option holders satisfy the conditions of this offer. Please note that some options granted on the above dates are not affected by Section 409A and are not eligible to be amended in this offer. Your Addendum will identify which of your stock options are eligible options for purposes of this offer. If you hold an option that was granted on one of the dates in the above table, but that option is not listed in your Addendum, that option is not an eligible option for purposes of this offer.

In exchange for their eligible options, participants who accept this offer will receive amended options with the applicable revised option exercise price set forth in the table above and, for participants other than our executive officers and Directors and certain other specified officers, a cash payment equal to the applicable price differential multiplied by the number of unexercised shares subject to the option (less applicable tax withholding). The vesting schedule and expiration dates of options amended in this offer will remain the same as in the original option grant. Under United States tax law, however, stock options issued with an exercise price less than fair market value on the date of issuance do not qualify as incentive stock options (ISOs). Accordingly, all eligible options (even if you choose not to participate in this offer) and any amended options will be reported by us as nonqualified stock options for United States tax law purposes.

If you do not accept this offer, you will not receive an amended option or any cash payment, and your affected options will remain subject to adverse tax consequences under Section 409A, including income tax at vesting, an additional 20% tax and interest charges, and we will not reimburse you for any such taxes or any related penalties, charges or fees.

Each eligible employee will receive an Addendum that describes his or her eligible options and the Option Consideration he or she will receive for those eligible options, including the amended option exercise price, as well as the cash payment amounts, if any. This Addendum will be sent to eligible employees by e-mail and by U.S. mail promptly after commencement of this offer. Cash payments will be made in early January 2007 and will be subject to applicable withholding taxes. Participating employees (but not executive officers and Directors or certain other specified officers) will be entitled to receive cash payments regardless of whether they remain employed with American Tower on the actual cash payment date and regardless of whether the amended options to which such payments relate have vested.

If you elect to receive an amended option, such option will be amended on the next business day following the date that this offer expires and you will receive paperwork regarding your amended option promptly after the expiration of the offer. That amendment date is currently expected to be December 29, 2006. You will be requested to promptly sign and return the new option grant paperwork to us. Please note that, in order to process these option amendments with E*Trade, your amended options may not be exercisable for up to three business days following the amendment date. Each amended option will be subject to an amended option agreement between you and American Tower. Any amended option you receive will continue to be subject to the same vesting schedule as your original option.

Promptly following the expiration of the offer, unless you are an executive officer or Director or other specified officer, we will send you a “Promise to Make Cash Payment” evidencing your right to receive a cash payment for your eligible options. Cash payments will not be subject to any further vesting conditions and will be paid to you in early January 2007 (less applicable withholding taxes).

Other Matters

The offer is not conditioned upon acceptance of a minimum number of the outstanding eligible options, but the offer is subject to customary conditions, which we describe in Section 7 of this Offer to Amend.

Our common stock is traded on the NYSE under the symbol “AMT.” On November 24, 2006 the closing price of our common stock was $38.04 per share. You should evaluate current market quotes for our common stock, among other factors, before deciding to participate in this offer.

See “Risks of Participating in the Offer” beginning on page 21 for a discussion of risks that you should consider before participating in this offer.

IMPORTANT — ACTION ITEMS TO PARTICIPATE

If you wish to participate in this offer, you must deliver a properly completed and signed election form prior to 5:00 p.m., Boston Time, on December 28, 2006, to Suzanne Walsh, Benefits Manager, (i) by fax at (617) 375-7572; (ii) by hand delivery at American Tower Corporation, 116 Huntington Avenue, Boston, MA 02116; or (iii) by scanning and e-mailing a .pdf file to benefits@americantower.com. We will also send you an e-mail with a link to a personalized election form hosted on the Portal, which will allow you to complete and submit the election form electronically. To facilitate responses, we will accept these electronic election forms if they are properly completed and submitted via the Portal. Only responses that are properly completed and submitted and actually received by Suzanne Walsh by the deadline will be accepted. Responses that are received after the deadline will not be accepted. American Tower intends to confirm the receipt of your election form and/or any withdrawal form by e-mail within two U.S. business days. If you have not received an e-mail confirmation, you must confirm that we have received your election form and/or any withdrawal form. Responses may only be submitted via fax, e-mail, hand delivery or submission through the Portal, as set forth above. Responses submitted by any other means, including United States mail (or other post), Federal Express (or similar delivery service) or interoffice mail, are not permitted and will not be accepted.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this offer. Any representation to the contrary is a criminal offense.

You should direct questions about the terms of this offer to:

Suzanne Walsh, Benefits Manager

American Tower Corporation

(617) 375-7500

benefits@americantower.com

You should direct questions about the tax consequences affecting your options to Ernst & Young LLP at:

Susan Goida, Senior Consultant, Performance & Reward

Ernst & Young LLP

(888) 566-8663

Offer to Amend Certain Options dated November 29, 2006.

You should not assume that the information provided in this Offer to Amend is accurate as of any date other than the date as of which it is shown, or if no date is otherwise indicated, the date of this offer. Notwithstanding the prior sentence, we will update this Offer to Amend if there is a material change in the information presented. This Offer to Amend summarizes various documents and other information. These summaries are qualified in their entirety by reference to the documents and information to which they relate.

SUMMARY TERM SHEET AND QUESTIONS AND ANSWERS

The following are answers to some of the questions that you may have about this offer. You should carefully read this entire offer, the accompanying memorandum from Jim Taiclet dated November 29, 2006, and the election and withdrawal forms together with their associated instructions. This offer is made subject to the terms and conditions of these documents as they may be amended. The information in this summary is not complete. Additional important information is contained in the remainder of this Offer to Amend and the other offer documents. We have included in this summary references to other sections in this offer to help you find a more complete description of these topics.

		Page
Q1.	What is the offer?	7
Q2.	What do some of the important terms used in this offer mean?	7
Q3.	Why is American Tower making this offer?	8
Q4.	Who is eligible to participate in this offer?	8
Q5.	Which options are eligible for the Option Consideration in this offer?	9
Q6.	How do I participate in this offer?	10
Q7.	If I decide to participate in the offer, what will happen to my current eligible options?	11
Q8.	What will I receive in return for my options?	11
Q9.	When will I receive my cash payments and amended options?	12
Q10.	Why do I have to wait until 2007 to receive a cash payment?	12
Q11.	Am I required to participate in this offer?	12
Q12.	What will be the exercise price of my amended options?	13
Q13.	Once my options are accepted, is there anything I must do to receive the cash payments or amended options?	13
Q14.	When will my amended options vest?	13
Q15.	Will the terms and conditions of my amended options be the same as my original options?	13
Q16.	What happens to my options if I do not turn in my election form by the deadline, choose not to participate or my options are not accepted?	13
Q17.	If I hold multiple eligible options, can I choose which options for which I want to accept this offer?	14
Q18.	Are there any positive or negative tax consequences to my participation in the offer?	14
Q19.	If I choose to fully participate in this offer, are there circumstances under which my eligible options would be amended and I would not receive a cash payment?	15
Q20.	How will American Tower confirm to me that my election form or withdrawal form has been received?	16
Q21.	Can I accept this offer with respect to shares of American Tower common stock that I previously acquired upon exercise of American Tower options?	16
Q22.	Will my decision to participate in the offer have an impact on my ability to receive options in the future?	16
Q23.	Is this a modification of options?	16
Q24.	Will the amendment of my option change the tax treatment of my option?	16
Q25.	How does American Tower determine whether I have properly accepted this offer?	17
Q26.	When will my amended options expire?	17
Q27.	Will I receive an amended option agreement?	17
Q28.	Are there any conditions to this offer?	17
Q29.	If you extend the offer, how will you notify me?	17
Q30.	How will you notify me if the offer is changed?	17
Q31.	Can I change my mind and withdraw from this offer?	17
Q32.	How do I withdraw my election?	18
Q33.	What if I withdraw my election and then decide again that I want to participate in this offer?	18
Q34.	Can I change my mind about which options with respect to which I want to accept this offer?	18

Q35.	How should I decide whether or not to accept this offer with respect to my eligible options?	18
Q36.	What happens to my options if my employment with American Tower terminates before the offer expires?	18
Q37.	What happens to my options if my employment with American Tower terminates after the expiration of the offer?	19
Q38.	What if American Tower is acquired by another company?	19
Q39.	Does Section 409A impact shares purchased pursuant to the Employee Stock Purchase Plan (ESPP)?	20
Q40.	Who can I talk to if I have questions about the offer, or if I need additional copies of the offer documents?	20

Q1.	What is the offer?

A1.	This offer is a voluntary opportunity for eligible employees to elect to have certain outstanding options amended and receive cash payments in connection with these amendments to avoid certain adverse tax consequences. This opportunity is described in the following questions and answers, and in the remainder of this Offer to Amend.

Q2.	What do some of the terms used in the offer mean?

A2.	The following are some terms that are frequently used in this Offer to Amend.

•	“amended options” refers to eligible options that are amended pursuant to this offer.

•	“amendment date” refers to the date when eligible options with respect to which you accept this offer will be amended to reflect a new exercise price, which will be equal to the fair market value of a share of our common stock on the eligible option’s revised legal grant date. We expect that the amendment date will be December 29, 2006, which is the next business day following the expected expiration date of this offer. If the expiration date is extended, then the amendment date will be similarly extended. Please note that, in order to process these option amendments with E*Trade, your amended options may not be exercisable for up to three business days following the amendment date.

•	“Addendum” refers to the document that will be provided to each eligible employee who holds eligible options. The Addendum will list eligible options, a description of any potential cash payments, the grant dates of the eligible options and the amended option exercise price. Eligible employees will receive a personalized Addendum by e-mail and by U.S. mail promptly after commencement of this offer.

•	“affected options” refers to those stock options granted by the Company that have been identified by the special committee of our Board of Directors as having an exercise price below the fair market value of the underlying common stock on the legal grant date.

•	“eligible employee” refers to all current employees (for these purposes, including Directors) of American Tower Corporation or our subsidiaries as of the last date on which this offer remains open for acceptance who hold eligible options. Only employees or Directors who are subject to United States taxation hold eligible options.

•	“eligible options” refers to all options with respect to which you may accept this offer in exchange for the Option Consideration, as described in Question and Answer 5 and Section 1 of the Offer to Amend.

•	“employee” means a full time or part time employee (for these purposes, including Directors) of American Tower Corporation or our subsidiaries.

•	“fair market value” with respect to shares of our common stock on a given date, means the closing price of our common stock on the NYSE on such date.

•	“specified officers” refers to officers of the Company designated by the Compensation Committee of the Board of Directors as being ineligible to receive any cash payments pursuant to this offer. Specified officers have already been informed that they will be ineligible to receive cash payments in the offer. If you have not been so informed, then you are not a specified officer. In addition to the specified officers, all of the Company’s executive officers and Directors are also ineligible to receive any cash payments pursuant to this offer. A list of the Company’s executive officers and Directors is set forth on Schedule A to this Offer to Amend.

•	“expiration date” refers to the date that this offer expires. The expiration date will be December 28, 2006 at 5:00 p.m., Boston Time, unless the offer is extended. We may extend the expiration date at our sole discretion. If we extend the offer, the term “expiration date” will refer to the time and date at which the extended offer expires.

•	“offer period” or “offering period” refers to the period from the commencement of this offer to the expiration date. This period will commence on November 29, 2006, and end at 5:00 p.m., Boston Time, on December 28, 2006, unless the offer is extended.

•	“Option Consideration” means the total consideration you may receive for the eligible options with respect to which you choose to accept this offer. The Option Consideration is more fully described in Question and Answer 8 and in Section 6 of this Offer to Amend.

•	“trading day” refers to each day on which the NYSE is open for trading.

Q3.	Why is American Tower making this offer?

A3.	We believe that this offer will foster retention of our valuable employees and better align the interests of our employees and stockholders to maximize stockholder value. We issued the currently outstanding stock options to motivate our employees to perform at high levels and provide an effective means of recognizing employee contributions to our success. In connection with our recently completed review of our stock option granting practices, we determined that for certain stock option grants, the legal grant dates when all necessary corporate action had been taken differ from the grant dates recorded by the Company for such awards. As a result, we have determined that certain of these stock options were granted with an exercise price less than the fair market value of the underlying stock on the legal grant date. Unfortunately, recently enacted tax legislation under the American Jobs Creation Act of 2004 and proposed tax regulations (together, referred to as “Section 409A”) provide that the portion of options that were granted with an exercise price less than fair market value (i.e., at a discount) and vest after December 31, 2004 will likely subject the option holder to unfavorable tax consequences. If the eligible options are amended as contemplated by this offer, the unfavorable tax consequences for those options under Section 409A, which are described in Question and Answer 18 and Section 14 of this Offer to Amend, will be eliminated and the Company’s incentive and/or retention goals for these options will be retained. (See Section 3)

Q4.	Who is eligible to participate in this offer?

A4.	You may participate in this offer if you are an employee or Director of American Tower (which for purposes of this offer includes our subsidiaries) on the last date on which this offer remains open for acceptance. You must hold eligible options in order to participate in this offer. Only employees or Directors subject to taxation in the United States hold eligible options. (See Section 1)

Our executive officers and Directors and certain other specified officers are eligible to participate in this offer; however, their Option Consideration will consist only of an amended option and they will not receive any cash payments in this offer. If such persons accept this offer, the exercise price of their eligible options will be amended, thereby avoiding the adverse tax consequences of Section 409A, but they will not receive any cash payments.

Q5.	Which options are eligible for the Option Consideration in this offer?

A5.	An option to purchase common stock is an eligible option under this offer only if each of the following conditions is met:

•	the option was granted under the 1997 Stock Plan;

•	the special committee of our Board of Directors has determined that the option has an exercise price per share that was less than the fair market value per share of the common stock underlying the option on the option’s legal grant date (a list of these grants is provided below);

•	all or a portion of the option was unvested as of December 31, 2004;

•	the option is outstanding as of the last date on which this offer remains open for acceptance; and

•	the option holder is subject to taxation in the United States.

The tax consequences of Section 409A will only affect that portion of an option that vests or has vested after December 31, 2004. However, for administrative reasons, we are making this offer with respect to the entire option grant if any unexercised part of that option grant vests or has vested after December 31, 2004. If you accept this offer with respect to an option grant, the exercise price will be amended, and any cash payment made, with respect to the total number of shares remaining subject to such option, regardless of how many option shares vested before or after December 31, 2004.

In connection with the Company’s internal review of its stock option granting practices, we have determined that a number of stock options were granted by the Company at a discount from fair market value. Under Section 409A, only certain of these options are subject to adverse tax consequences. The option grants set forth in the table below, which were granted by the Company on seven dates during the years 2002 through 2005, include the eligible options that are affected by Section 409A and are subject to this offer. We determined that these options were granted with an exercise price per share that was less than the fair market value per share of the common stock underlying the option on the option’s legal grant date, meaning the date when all necessary action to approve the grant had been completed. The following table sets forth the dates of such option grants, the original exercise price, the revised legal grant date, the fair market value of the common stock on the legal grant date (which will also be the revised option exercise price for your eligible options if you accept this offer), and the price differential. In determining the fair market value of our common stock on a given date, we use the closing price of our common stock on the NYSE. Accordingly, the revised option exercise price in the table below reflects the closing price of our common stock on the NYSE on the revised legal grant date.

Option Date	Original Option Exercise Price	Legal Grant Date (Revised)	FMV on Legal Grant Date (Revised Exercise Price)	Price Differential
10/4/2002	$1.07	2/26/2003	$4.70	$3.63
11/14/2002	$1.55	2/26/2003	$4.70	$3.15
12/9/2002	$3.04	12/11/2002	$3.60	$0.56
2/4/2004	$11.19	2/17/2004	$12.29	$1.10
2/23/2004	$10.68	5/7/2004	$13.14	$2.46
4/1/2005	$18.15	8/9/2005	$22.43	$4.28
8/8/2005	$22.20	8/9/2005	$22.43	$0.23

Eligible options include only those options that are outstanding, meaning options that have not been cancelled, have not expired and which have not been exercised in full, as of the expiration date of this offer. If you hold an eligible option, it does not mean that all of your options are subject to Section 409A. Accordingly, if you hold more than one option, you may hold both eligible options and options that are not affected by Section 409A. Many, but not all, outstanding options that were granted on the above dates, and for which all or a portion of such option was unvested as of December 31, 2004, will be considered eligible options for purposes of this offer, assuming the option holders satisfy the conditions of this offer.

Please note that some options granted on the above dates are not affected by Section 409A and are not eligible to be amended in this offer. Your Addendum will identify which of your stock options are eligible options for purposes of this offer. If you hold an option that was granted on one of the dates in the above table, but that option is not listed in your Addendum, that option is not an eligible option for purposes of this offer.

In exchange for their eligible options, participants who accept this offer will receive amended options with the applicable revised option exercise price set forth in the table above and, for participants other than our executive officers and Directors and certain other specified officers, a cash payment equal to the applicable price differential multiplied by the number of unexercised shares subject to the option (less applicable tax withholding). The vesting schedule and expiration dates of options amended in this offer will remain the same as in the original option grant. Under United States tax law, however, stock options issued with an exercise price less than fair market value on the date of issuance do not qualify as incentive stock options (ISOs). Accordingly, all eligible options (even if you choose not to participate in this offer) and any amended options will be reported by us as nonqualified stock options for United States tax law purposes.

Q6.	How do I participate in this offer?

A6.	If you choose to participate in this offer, you must do the following before 5:00 p.m., Boston Time, on December 28, 2006 (the expiration date):

1.	Properly complete and sign the enclosed election form (or complete an electronic election form via the Portal); and

2.	Deliver the properly completed election form to Suzanne Walsh, Benefits Manager, in the manner set forth in Section 4 of this Offer to Amend.

If you participate in this offer, you will be required to accept the offer with respect to all of the shares subject to the outstanding portion of any eligible option for which you accept the offer. However, you do not have to accept this offer with respect to all of your eligible options. To help you determine your outstanding eligible option grants and give you the information to make an informed decision, we will provide you with an Addendum listing your eligible option grants, a description of any cash payments and the amended option exercise price. This Addendum will be sent to eligible employees by e-mail and by U.S. mail promptly after commencement of this offer. If you hold an option that is not listed on the Addendum, the option is not an eligible option.

This is a one-time offer, and we will strictly enforce the offering period. We reserve the right to reject any election to accept this offer that we determine is not in appropriate form or that we determine is unlawful to accept. Subject to the terms and conditions of this offer, promptly after the expiration of this offer we will accept all eligible options with respect to which a proper election has been made. We will be deemed to have accepted eligible options for you with respect to which valid elections have been made and not properly withdrawn as of the time when we give written notice to the option holders generally of our acceptance of the options for amendment. (See Section 4)

Your election to participate becomes irrevocable after 5:00 p.m., Boston Time, on December 28, 2006, unless the offer is extended past that time, in which case your election will become irrevocable after the new expiration date. The only exception is that if we have not accepted your options by midnight, Boston Time on January 29, 2007, you may withdraw your election at any time thereafter.

We may extend this offer. If we extend this offer, we will issue a press release, e-mail or other communication disclosing the extension no later than 9:00 a.m., Boston Time, on the next business day following the previously scheduled expiration date.

If you wish to participate in this offer, you must deliver a properly completed and signed election form prior to 5:00 p.m., Boston Time, on December 28, 2006, to Suzanne Walsh, Benefits Manager, (i) by fax at (617) 375-7572; (ii) by hand delivery at American Tower Corporation, 116 Huntington Avenue, Boston, MA 02116; or (iii) by scanning and e-mailing a .pdf file to benefits@americantower.com. We will also send you an e-mail with a link to an election form hosted on the Portal, which will allow you to complete the election form electronically. To facilitate responses, we will accept these electronic election forms if they are properly completed and submitted via the Portal. Only election forms that are properly completed and submitted and actually received by Suzanne Walsh by the deadline will be accepted. Election forms received after the deadline will not be accepted. The delivery of election forms is at your own risk. American Tower intends to confirm the receipt of your election form and/or any withdrawal form by e-mail within two U.S. business days. If you have not received an e-mail confirmation, you must confirm that we have received your election form and/or any withdrawal form. Election forms may only be submitted via fax, e-mail, hand delivery or submission through the Portal, as set forth above. Election forms submitted by any other means, including United States mail (or other post), Federal Express (or similar delivery service) or interoffice mail, are not permitted and will not be accepted.

Q7.	If I decide to participate in the offer, what will happen to my current eligible options?

A7.	If you elect to participate in the offer, your eligible options will be amended on the next business day following the expiration date. The amendment date will be December 29, 2006, unless the offer period is extended. As of that same date, you will become entitled to receive the Option Consideration described below, subject to any applicable vesting and less applicable tax withholding. Please note that, in order to process these option amendments with E*Trade, your amended options may not be exercisable for up to three business days following the amendment date. (See Section 6)

Q8.	What will I receive in return for my eligible options?

A.8	Each eligible option was granted with an exercise price that has been determined to be less than the fair market value of American Tower’s common stock on the legal grant date. See Question and Answer 5 for a table describing each of the option grants that include these eligible options. Your Addendum will identify which of your stock options are eligible options for purposes of this offer. If you accept our offer to amend your eligible options, each eligible option for which you accept the offer will be amended to increase the original exercise price to the fair market value of a share of our common stock on the revised legal grant date (as listed on your Addendum). The amended option will continue to be subject to the terms and conditions of the 1997 Stock Plan under which it was granted, and to an amended option agreement between you and American Tower. The vesting schedule and expiration dates of options amended in this offer will remain the same as in the original option grant.

In addition to an amended option, you will also receive a cash payment equal to the difference between the new exercise price per share of the amended option and the original exercise price per share, multiplied by the number of unexercised shares subject to the amended option. Each such cash payment will be paid, less applicable tax withholding, in early January 2007. The total cash payments you may be entitled to receive in connection with your amended options will be listed on your Addendum. Executive officers and Directors and certain other specified officers of American Tower who participate in this offer will receive amended options; however they will not be entitled to receive any cash payments in this offer.

Example:

You hold an option to purchase 500 shares of stock with a grant date of February 23, 2004 and an exercise price equal to $10.68 per share. The revised legal grant date of the option is May 7, 2004, when the fair market value of the Company’s stock was $13.14. As of the offer expiration date, 250 shares were vested and you had not exercised any portion of the option. The option will be considered an eligible option with respect to all 500 shares and if you accept this offer with respect to this option, you will receive the following Option Consideration pursuant to the terms of the offer:

1.	The option to purchase 500 shares will be amended to increase the exercise price to $13.14 per share. 250 shares subject to the amended option will remain vested as of the amendment date, and the amended option will continue to vest according to the vesting schedule of your original option.

2.	A cash payment of $1,230 (500 shares multiplied by the price differential of $2.46), less applicable tax withholding, will be payable in early January 2007.

Q9.	When will I receive my cash payments and amended options?

A9.	Any cash payment owed to you for an eligible option with respect to which you have elected to accept this offer will be paid to you, less any applicable tax withholding, in early January 2007. Promptly following the expiration of the offer, participating employees (but not executive officers and Directors or certain other specified officers) will receive a “Promise to Make Cash Payment” evidencing your right to receive a cash payment for your options. This payment will not be subject to any vesting conditions or otherwise be subject to forfeiture. (See Section 6)

Any eligible options with respect to which you have elected to accept this offer will be amended on the amendment date. The amendment date will be the next business day following the date on which this offer expires. We expect the amendment date will be December 29, 2006. If the expiration date of the offer is delayed, the amendment date will be similarly delayed. Promptly after the expiration of the offer, we will send you new option grant paperwork regarding your amended options. You will be requested to promptly sign and return the new option grant paperwork to us. Please note that, in order to process these option amendments with E*Trade, your amended options may not be exercisable for up to three business days following the amendment date. (See Section 6)

You will be entitled to receive cash payments regardless of whether you remain employed with American Tower on the actual cash payment date (which will be in early January 2007).

Q10.	Why do I have to wait until 2007 to receive a cash payment?

A10.	IRS guidance under Section 409A permits us to make cash payments to holders of affected options in connection with amendments to options granted at a discount. The amendments to the exercise price of the affected options address the potential adverse tax consequences of Section 409A, and the cash payments are intended to compensate the option holder for the lost benefit of the lower exercise price. However, under the same guidance, we are not permitted to make the cash payment in the same calendar year in which the options are amended. Since we expect the offer to expire (and eligible options to be amended for those who elect to participate) during calendar year 2006, we are required to wait until calendar year 2007 to make any cash payments.

Q11.	Am I required to participate in this offer?

A11.	No. Participation in this offer is completely voluntary.

However, if you do participate in this offer, with respect to each eligible option grant that you accept in this offer, you must accept this offer with respect to all of the shares subject to the outstanding portion of that option grant. (See Section 2)

If you do not participate in this offer, your affected options will remain subject to adverse tax consequences under Section 409A. Please also see Question and Answers 16 and 18 for a description of the potential consequences to you if you decide not to participate in the offer and instead keep your current options.

We recommend that you consult with your personal tax advisor or a designated Ernst & Young tax specialist to help determine if participation in this offer is right for you.

Q12.	What will be the exercise price of my amended options?

A12.	Amended options will have an exercise price per share equal to the fair market value of our common stock on the option’s revised legal grant date as listed on your Addendum. (See Section 9)

Q13.	Once my options are accepted, is there anything I must do to receive the cash payments or amended options?

A13.	No. You do not need to do anything in order to receive your cash payments for eligible options that are accepted as of the offer expiration date. Promptly following the expiration of the offer, participating employees (but not executive officers and Directors or certain other specified officers) will receive a “Promise to Make Cash Payment” evidencing your right to receive a cash payment for these options. Participating employees (but not executive officers and Directors or certain other specified officers) will receive cash payments for these options in early January 2007. This payment will not be subject to any vesting conditions or otherwise be subject to forfeiture.

Once the offer has expired and your election has been accepted, your eligible options will be amended. There is nothing that you must do to receive your amended options. Your amended options will be amended on the next business day following the expiration date of this offer. Please note that, in order to process the changes with E*Trade, your amended options may not be exercisable for up to three business days following the amendment date. (See Section 1)

Q14.	When will my amended options vest?

A14.	If your option is amended, it will continue to vest according to the vesting schedule of your original option. Continued vesting is subject to the terms and conditions of your original option and the 1997 Stock Plan, including your continued service with us through each relevant vesting date. (See Section 9)

Q15.	Will the terms and conditions of my amended options be the same as my original options?

A15.	Yes. Except for the exercise price, the terms and conditions of your amended options will remain the same as the original options they replace. (See Section 9 and Section 14)

Under United States tax law, however, stock options issued with an exercise price less than fair market value on the date of issuance do not qualify as incentive stock options (ISOs). Accordingly, all eligible options (even if you choose not to participate in this offer) and any amended options will be reported by us as nonqualified stock options for United States tax law purposes.

Q16.	What happens to my options if I do not turn in my election form by the deadline, choose not to participate in this offer or my options are not accepted?

A16.

If we do not receive your election form by the deadline, you choose not to participate in this offer, or your options are not accepted by us under this offer, your existing options will (1) remain outstanding until they expire by their terms, (2) retain their current exercise price, and (3) retain their current vesting schedule. As described in Question and Answer 18, if you do not participate in this offer, you may be subject to certain adverse tax consequences under Section 409A with respect to the portion of your affected options vesting after December 31, 2004, including income tax at vesting, an additional 20% tax and interest charges, and we will not reimburse you for any such taxes or any related penalties, charges or fees. (See Section 6)

Q17.	If I hold multiple eligible options, can I choose which options for which I want to accept this offer?

A17.	Yes. However, if you choose to accept this offer with respect to any of your outstanding eligible options, you must accept this offer with respect to all of the shares subject to such option grant. If you have exercised a portion of an eligible option grant, your election will apply to the portion that remains outstanding and unexercised. (See Section 2)

If you do not accept this offer with respect to all of your eligible options, the eligible options for which you do not accept this offer will remain subject to Section 409A. As described in Question and Answer 18, if you do not amend your eligible options in this offer, the portion of these options that vest or vested after December 31, 2004 may be subject to certain adverse tax consequences under Section 409A, including income tax at vesting, an additional 20% tax and interest charges, and we will not reimburse you for any such taxes or any related penalties, charges or fees.

Q18.	Are there any positive or negative tax consequences to my participation in the offer?

A18.	Yes. As a result of participation in this offer, you may avoid potentially adverse tax consequences associated with your eligible options under United States tax law.

Section 409A provides that stock options issued with an exercise price less than the fair market value of the underlying stock on the legal grant date (i.e., granted at a discount) must have fixed exercise dates to avoid early income recognition and an additional 20% tax. None of the eligible options have fixed exercise dates and therefore Section 409A would likely subject the option holders to income tax at vesting (i.e., before the options are exercised), an additional 20% tax (i.e., in addition to your applicable federal tax rate) and interest charges. It is likely that option holders would have income tax at vesting based on the difference between the fair market value of the shares on the date of vesting and the exercise price (the “spread”). Because the proposed regulations do not explicitly address this, it is unclear how the additional 20% tax will be calculated, but we think that it is likely that the amount of the spread will be subject to the 20% tax when the options vest and it is possible that during each subsequent tax year (until the option is exercised), the increase in value of the underlying stock will be taxed as well.

Example: You hold an option to purchase 500 shares of stock with a grant date of February 23, 2004 and an exercise price equal to $10.68 per share. The revised legal grant date of the option is May 7, 2004, when the fair market value of the Company’s stock was $13.14. All of the shares subject to the option vest after December 31, 2004, so that the entire option is subject to Section 409A. On February 23, 2005, 125 of the shares subject to the option vested and on that date the fair market value of the Company’s common stock was $18.31. On February 23, 2006, 125 of the shares subject to the option vested and on that date the fair market value of the Company’s common stock was $31.48. On February 23, 2007, 125 of the shares subject to the option vest and on such date the fair market value of the Company’s common stock is $35.00. On February 23, 2008, the final 125 of the shares subject to the option vest and on such date the fair market value of the Company’s common stock is $40.00.

•	Impact on 2005 taxes: Upon the vesting date on February 23, 2005, you may have taxable income equal to $953.75 (the difference between $18.31 and $10.68 multiplied by the 125 shares that vest). In addition to your regular taxes on that amount, you may owe an additional $190.75 due to the 20% tax (20% of $953.75).

•	Impact on 2006 taxes: Upon the vesting date on February 23, 2006, you may have taxable income equal to $2,600 (the difference between $31.48 and $10.68 multiplied by the 125 shares that vest). In addition to your regular taxes on that amount, you may owe an additional $520 due to the 20% tax (20% of $2,600).

•	Impact on 2007 taxes: Upon the vesting date on February 23, 2007, you may have taxable income equal to $3,040 (the difference between the assumed $35.00 market price and $10.68 multiplied by the 125 shares that vest) and in addition to your regular taxes on that amount, you may owe an additional $608 due to the 20% tax (20% of $3,040).

•	Impact on 2008 taxes: Upon the vesting date on February 23, 2008, you may have taxable income equal to $3,665 (the difference between the assumed $40.00 market price and $10.68 multiplied by the 125 shares that vest) and in addition to your regular taxes on that amount, you may owe an additional $733 due to the 20% tax (20% of $3,665).

•	Additional interest and penalties: In each case above, you may owe interest with the calculation of such interest dating back to the original date of vesting and you may owe an additional 20% penalty in each subsequent year the option remains unexercised, based on an increase in value of the underlying stock.

Please also see Question and Answer 16 for a description of the potential consequences to you if you decide not to participate in the offer and instead keep your current options.

If you participate in the offer, you should not be required under current United States law to recognize income for United States federal income tax purposes at the time you choose to accept the offer. On the amendment date, you will not be required under current law to recognize income for United States federal income tax purposes with respect to any amended options. However, you will have taxable income to the extent you receive any cash payments pursuant to this offer. In addition, you may have taxable income when you exercise your amended options or when you sell your shares. (See Section 14)

Uncertainty

Unfortunately, the IRS has not issued definitive final guidance under Section 409A. There is a chance that final guidance issued by the IRS may provide some relief with respect to certain eligible options or with respect to certain tax years and your personal tax advisor may advocate a position under the current statute and IRS guidance that your eligible options are exempt from Section 409A. We cannot guarantee the effect of any future IRS guidance.

Q19.	If I choose to fully participate in this offer, are there circumstances under which my eligible options would be amended and I would not receive a cash payment?

A19.	No, provided you are not an executive officer or Director or other specified officer. However, if you choose to accept this offer with respect to eligible options that are unvested and if you are no longer an employee or other service provider of American Tower on the date that the original option would have vested, any amended options you hold will cease to vest and will terminate in accordance with their terms. Your employment with American Tower will remain “at-will” regardless of your participation in the offer and can be terminated by you or us at any time, with or without cause or notice. (See Sections 1 and 2)

Our executive officers and Directors and certain other specified officers are eligible to participate in this offer; however, their Option Consideration will consist only of an amended option and they will not receive any cash payments in this offer.

Moreover, even if we accept your eligible options, your option will not be amended if we are prohibited from doing so by applicable laws. For example, we could become prohibited from amending options as a result of changes in SEC or NYSE rules. We do not anticipate any such prohibitions at this time. (See Section 13)

Q20.	How will American Tower confirm to me that my election form or withdrawal form has been received?

A20.	We intend to confirm the receipt of your election form and/or any withdrawal form by e-mail within two U.S. business days. If you have not received an e-mail confirmation within two U.S. business days, you must contact Suzanne Walsh, Benefits Manager, at (617) 375-7500 or benefits@americantower.com, to confirm that we have received your election form and/or any withdrawal form.

Q21.	Can I accept this offer with respect to shares of American Tower common stock that I previously acquired upon exercise of American Tower options?

A21.	No. This offer relates only to eligible options to purchase shares of American Tower common stock. You may not accept this offer with respect to shares of American Tower common stock. (See Section 2)

Q22.	Will my decision to participate in the offer have an impact on my ability to receive options in the future?

A22.	No. Your decision to participate or not participate in the offer will not have any effect on our making future grants of options to purchase common stock, or any other rights to you or anyone else. (See Section 7)

Q23.	Is this a modification of options?

A23.	Yes. This is considered a modification of options. As a result, the Company will record additional stock-based compensation expense based on the incremental fair value of the amended options and the cash payments. (See Section 12)

Q24.	Will the amendment of my option change the tax treatment of my option?

A24.	Yes. First, you should understand that the tax treatment of your option, regardless of whether it is amended in this offer, may be different from the expected tax treatment when it was originally granted. Under United States tax law, stock options issued with an exercise price less than fair market value on the date of issuance do not qualify as incentive stock options (ISOs). Accordingly, all eligible options (even if you choose not to participate in this offer) and any amended options will be reported by us as nonqualified stock options for United States tax law purposes. The tax treatment for a nonqualified stock option is different than that of an ISO, in that gains on nonqualified stock options are treated as compensation income at the time of exercise and are subject to tax withholding by the Company.

A holder of nonqualified stock options will generally realize taxable compensation income when he or she exercises the option, in an amount equal to the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise. If you do not amend your eligible options in this offer, however, because of Section 409A, you may recognize taxable income when the option vests (to the extent it vests after December 31, 2004) rather than when the option is exercised. You may also incur additional excise taxes and interest under Section 409A. For more detailed information, please read the rest of the Offer to Amend, and see Question and Answer 18 and the tax disclosure set forth under the section entitled “Material United States federal income tax consequences.” (Section 14)

We recommend that you read the tax discussion in this Offer to Amend and discuss the personal tax consequences of nonqualified stock options with your financial, legal and/or tax advisors or a designated Ernst & Young tax specialist. (See Sections 9 and 14)

Q25.	How does American Tower determine whether I have properly accepted this offer?

A25.	We will determine, in our sole discretion, all questions about the validity, form, eligibility (including time of receipt), and acceptance of any options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any election form or any options under this offer that we determine are not in appropriate form or that we determine are unlawful to accept. We will accept all eligible options with respect to which proper elections are made that are not validly withdrawn, subject to the terms of this offer. No elections will be deemed to have been properly made until all defects or irregularities have been cured by you or waived by us. We have no obligation to give notice of any defects or irregularities in any election form, and we will not incur any liability for failure to give any notice. (See Section 4)

Q26.	When will my amended options expire?

A26.	Your amended options, if any, will expire on the same date as the scheduled expiration of your original options or earlier upon your termination of employment or service with American Tower, in accordance with the terms of your original options and the 1997 Stock Plan. (See Section 9)

Q27.	Will I receive an amended option agreement?

A27.	Yes. All amended options will be subject to an amended option agreement between you and American Tower. Promptly after expiration of the offer, we will send you new option grant paperwork regarding your amended options. You will be requested to promptly sign and return the new option grant paperwork to us. (See Section 9)

Q28.	Are there any conditions to this offer?

A28.	Yes. Although the implementation of this offer is not conditioned upon it being accepted with respect to a minimum number of eligible options, the completion of this offer is subject to a number of customary conditions that are described in Section 7 of this Offer to Amend. (See Section 7)

Q29.	If you extend the offer, how will you notify me?

A29.	If we extend this offer, we will issue a press release, e-mail or other form of communication disclosing the extension no later than 9:00 a.m., Boston Time, on the next U.S. business day following the previously scheduled expiration date. (See Sections 2 and 15)

Q30.	How will you notify me if the offer is changed?

A30.	If we change the offer, we will issue a press release, e-mail or other form of communication disclosing the change no later than 9:00 a.m., Boston Time, on the next U.S. business day following the day we change the offer. (See Section 15)

Q31.	Can I change my mind and withdraw from this offer?

A31.	Yes. You may change your mind after you have submitted an election form and withdraw from the offer at any time before the expiration date. If we extend the expiration date, you may withdraw your election with respect to some or all of your eligible options at any time until the extended offer expires. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election or withdrawal form we receive before the expiration date. (See Section 5)

Q32.	How do I withdraw my election?

A32.	To withdraw your election with respect to some or all of your eligible options, you must do the following before the expiration date:

1.	Properly complete and sign the enclosed withdrawal form; and

2.	Deliver the properly completed withdrawal form to Suzanne Walsh, Benefits Manager, in the manner set forth in Section 5 of this Offer to Amend.

Any election with respect to options you do not withdraw will remain in effect under this offer pursuant to the prior election form.

Q33.	What if I withdraw my election and then decide again that I want to participate in this offer?

A33.	If you have withdrawn your election to participate and then decide again that you would like to participate in this offer, you may re-elect to participate by submitting a new properly completed election form before the expiration date. You may elect to accept this offer with respect to some or all of the eligible option grants. The new election form must be signed and dated after the date of your withdrawal form.

The new election form will supersede all other previously submitted forms. Accordingly, if you submit a new election form, you must include on the new election form all eligible options for which you wish to accept this offer. (See Section 5)

Q34.	Can I change my mind about which options with respect to which I want to accept this offer?

A34.	Yes. You may change your mind after you have submitted an election form and change the options with respect to which you elect to accept this offer at any time before the expiration date by completing and submitting a withdrawal form to Suzanne Walsh, Benefits Manager, in the manner set forth in Section 5 of this Offer to Amend. If we extend the expiration date, you may change your election at any time until the extended offer expires. You may elect to accept this offer with respect to additional options, or you may choose to accept this offer with respect to fewer options. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election or withdrawal form we receive before the expiration date. Please be sure that any new election form you submit is clearly dated after your last-submitted election or withdrawal form. The new election form will supersede all other previously submitted forms. Accordingly, if you submit a new election form, you must include on the new election form all eligible options for which you wish to accept this offer.

Q35.	How should I decide whether or not to accept this offer with respect to my eligible options?

A35.	Participating in this offer does carry risk (see “Risks of Participating in the Offer” on page 21 for information regarding some of these risks), and there are no guarantees that participating in this offer and accepting the Option Consideration will be the right choice for every holder of affected options, even considering the potential tax consequences of keeping them (as described in Section 14). The decision to participate in the offer must be your own. We recommend that you consult with your personal tax advisor or a designated Ernst & Young tax specialist on the tax consequences of your decision to help determine if participation in this offer is right for you. (See Section 3)

Q36.	What happens to my options if my employment with American Tower terminates before the offer expires?

A36.

If your employment with American Tower terminates before the offer expires, you will not be eligible to participate in this offer. Accordingly, any options with respect to which you have accepted this offer will be returned to you and will not be amended pursuant to this offer. Options granted under the 1997 Stock

Plan generally are exercisable, to the extent vested at the date of termination, for three months from the date of termination if the option holder’s employment terminated for a reason other than death or disability. While you will not be eligible to participate in this offer, we believe that you will not be subject to the adverse tax consequences of Section 409A if your employment terminates before the option expires. This is because termination of employment is one of the permissible payment dates under Section 409A that will not trigger the adverse tax treatment. (See Section 9)

Q37.	What happens to my options if my employment with American Tower terminates after the expiration of the offer?

A37.	If you participate in this offer, but your employment with American Tower terminates after the offer expires, you will receive the Option Consideration in this offer. All amended options that you receive will be governed by the terms of the 1997 Stock Plan. As noted above, options granted under the 1997 Stock Plan generally are exercisable, to the extent vested at the date of termination, for three months from the date of termination if the option holder’s employment terminated for a reason other than death or disability. If an option holder is terminated for “cause” or is otherwise determined by the Compensation Committee to have engaged in certain acts of misconduct, the option holder’s right to exercise options is subject to termination and unexercised options are subject to forfeiture under the 1997 Stock Plan. If your employment with American Tower terminates after the expiration of the offer but before you receive any cash payment to which you are entitled through this offer, you will still be eligible to receive the cash payment. (See Section 9)

Q38.	What if American Tower is acquired by another company?

A38.	Although we do not currently anticipate any such merger or acquisition transaction involving American Tower, if we merge or consolidate with or are acquired by another entity prior to the expiration of the offer, you may choose to withdraw any options with respect to which you accepted this offer and your options will be treated in accordance with the terms of the 1997 Stock Plan and your original option agreement(s). Further, if American Tower is acquired prior to the expiration of the offer, we reserve the right to withdraw the offer, in which case your options and your rights under them will remain intact and exercisable for the time period set forth in your option agreement and you will receive no amended options, cash payments or other consideration for your eligible options. If American Tower is acquired prior to the expiration of the offer but does not withdraw the offer, we (or the successor entity) will notify you of any material changes to the terms of the offer or the terms of any potential amended options, including any adjustments to the exercise price or number of shares that will be subject to the amended options. Under such circumstances, we expect that the type of security, the number of shares covered by the amended options and the exercise price of each option would be adjusted based on the consideration per share given to holders of options to acquire our common stock that are outstanding in connection with the acquisition. As a result of this adjustment, you may receive options for more or fewer shares of the acquirer’s common stock than the number of shares subject to the eligible options with respect to which you accept this offer or than the number you would have received pursuant to the amended options if no acquisition had occurred. You should be aware that these types of transactions could significantly affect our stock price. Option holders who decide not to participate in this offer might be able to exercise their options before the effective date of the merger or acquisition and sell their American Tower common stock before the effective date.

Finally, if we are acquired after the expiration date, it is possible that an acquirer could terminate your employment and therefore, to the extent that you have any amended options subject to vesting, any amended options you hold will cease to vest and will terminate in accordance with their terms. Regardless of whether you remain an employee or other service provider on the scheduled payment date, you will receive any cash payments to which you are entitled to as a result of your participation in this offer.

If we are acquired after your eligible options have been accepted for amended options, the treatment of your amended options in such a transaction will be governed by the terms of the transaction agreement or the terms of the 1997 Stock Plan, and your amended option agreement. (See Section 9)

Q39.	Does Section 409A impact shares purchased pursuant to the Employee Stock Purchase Plan (ESPP)?

A39.	No. Shares purchased pursuant to the ESPP are not impacted by Section 409A or this offer.

Q40.	Who can I talk to if I have questions about the offer, or if I need additional copies of the offer documents?

A40.	If you need additional copies of the offer documents or the election or withdrawal forms or have questions regarding this offer, you should contact Suzanne Walsh, Benefits Manager, at (617) 375-7500, or by sending an e-mail request to benefits@americantower.com. Electronic copies of the offer documents and the election and withdrawal forms are also posted on the Portal under the heading HR & Communications. We will also send you an e-mail with a link to a personalized election form hosted on the Portal, which will allow you to complete and submit the election form electronically. To facilitate responses, we will accept these electronic election forms if they are properly completed and submitted via the Portal.

For additional information, assistance or questions about the tax consequences discussed in this Offer to Amend, please contact Ernst & Young at:

Susan Goida, Senior Consultant, Performance & Reward

Ernst & Young LLP

(888) 566-8663

RISKS OF PARTICIPATING IN THE OFFER

Participating in the offer involves a number of risks, including those described below. In addition, the risks described under the heading entitled “Risk Factors” in our quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2006, filed with the SEC highlight the material risks of owning American Tower securities and are incorporated by reference herein. You should carefully consider these risks and are encouraged to speak with your personal investment and tax advisor or a designated Ernst & Young tax specialist as necessary before deciding to participate in the offer. In addition, we strongly urge you to read the sections in this Offer to Amend discussing the tax consequences in the United States, as well as the rest of this Offer to Amend for a more in-depth discussion of the risks that may apply to you before deciding to participate in the offer.

Tax-Related Risks

The tax consequences of Section 409A on your eligible options described in Section 14 of this Offer to Amend are based on current IRS guidance. The IRS is expected to provide additional guidance with respect to Section 409A. It is possible that such guidance could be significantly different from the current guidance. New guidance could impose less onerous tax consequences on your affected options and, as a result, depending on your personal tax situation, it may have been more beneficial to you not to participate in the offer and to have retained your affected options. All option holders should consult with their own personal tax advisor or a designated Ernst & Young tax specialist as to the tax consequences of their participation in the Offer.

Procedural Risks

You are responsible for making sure that your election form and/or withdrawal form is received by us prior to the expiration of the offer. Your submissions may only be made in the manner described in Sections 4 and 5 of this Offer to Amend. Election forms may be submitted only via fax, e-mail, hand delivery or submission through the Portal. Withdrawal forms may be submitted only via fax, e-mail or hand delivery. Submissions made by any other means, including U.S. mail (or other post), Federal Express (or similar delivery service) or interoffice mail will not be accepted. We intend to confirm the receipt of your election form and/or withdrawal form within two business days of receipt. If you have not received a confirmation, you must confirm that we have received your submissions by contacting Suzanne Walsh, Benefits Manager, at (617) 375-7500 or benefits@americantower.com.

THE OFFER

1.	Eligibility.

You are an “eligible employee” only if you are a current employee of American Tower Corporation or our subsidiaries (collectively referred to as “American Tower,” the “Company,” “we,” “our” or “us”) on the last date on which this offer remains open for acceptance (the “expiration date”). For these purposes, our Directors are also considered eligible employees. Our executive officers and Directors, listed on Schedule A to this Offer to Amend, and certain other specified officers of American Tower are eligible to participate in this offer and have their eligible options amended, but they are not eligible to receive any cash payments in this offer. In order to participate in the offer, you must hold eligible options. Only persons subject to taxation in the United States hold eligible options.

Your employment with American Tower will remain “at-will” and can be terminated by you or us at any time, with or without cause or notice.

2.	Number of options and amount of Option Consideration; expiration date.

Subject to the terms and conditions of this offer, we will accept for amendment eligible options that are held by eligible employees and with respect to which proper elections are made, and are not validly withdrawn, before the expiration date.

An option to purchase common stock is eligible for this offer only if each of the following conditions is met:

•	the option was granted under the Amended and Restated American Tower Systems Corporation 1997 Stock Option Plan (as amended, the “1997 Stock Plan”);

•	the special committee of our Board of Directors has determined that the option has an exercise price per share that was less than the fair market value per share of the common stock underlying the option on the option’s legal grant date (a list of these grants is provided below);

•	all or a portion of the option was unvested as of December 31, 2004;

•	the option is outstanding as of the last date on which this offer remains open for acceptance; and

•	the option holder is subject to taxation in the United States.

As noted above, eligible options include only those options that are outstanding, meaning options that have not been cancelled, have not expired and which have not been exercised in full, as of the expiration date of this offer. For example, if a particular option grant expires after commencement of this offer, but before the expiration date, that particular option grant is not eligible for this offer.

If you choose to accept this offer, you need not accept this offer with respect to all of your eligible options. However, if you do choose to accept this offer with respect to an eligible option, you must accept this offer with respect to all of the shares subject to the outstanding portion of that option grant. If you have exercised a portion of an eligible option, your election will apply to the portion that remains outstanding and unexercised.

Each eligible option was granted with an exercise price that has been determined to be less than the fair market value of American Tower’s common stock on the legal grant date. If you accept our offer to amend all of your eligible options, each eligible option you hold will be amended to increase the original exercise price to the fair market value of a share of our common stock on the revised legal grant date (as listed on your Addendum). The amended option will continue to be subject to the terms and conditions of the 1997 Stock Plan under which it was granted, and to an amended option agreement between you and American Tower.

In addition to an amended option, you will also receive a cash payment equal to the difference between the new exercise price per share of the amended option and the original exercise price per share, multiplied by the number of unexercised shares subject to the amended option. Each such cash payment will be paid, less applicable tax withholding, in early January 2007. The total cash payments you may be entitled to receive in connection with your amended options will be listed on your Addendum.

Notwithstanding the prior paragraph, our executive officers and Directors and certain other specified officers are not eligible to receive cash payments in this offer, but they are eligible to participate in the offer for purposes of amending the exercise price of their eligible options, thereby avoiding the adverse tax consequences of Section 409A. “Specified officers” are certain officers of the Company designated by the Compensation Committee of our Board of Directors who, in addition to our executive officers and Directors, are ineligible to receive cash payments in this offer. Our executive officers and Directors are listed on Schedule A of this Offer to Amend. Specified officers have already been notified of their ineligibility, so if you have not been notified that you are a specified officer and you are not an executive officer or Director, you will be eligible to receive cash payments if you participate in the offer.

In connection with the Company’s internal review of its stock option granting practices, we have determined that a number of stock options were granted by the Company at a discount from fair market value. Under Section 409A, only certain of these options are subject to adverse tax consequences. The option grants set forth in the table below, which were granted by the Company on seven dates during the years 2002 through 2005, include the eligible options that are affected by Section 409A and are subject to this offer. We determined that these options were granted with an exercise price per share that was less than the fair market value per share of the common stock underlying the option on the option’s legal grant date, meaning the date when all necessary action to approve the grant had been completed. The following table sets forth the dates of such option grants, the original exercise price, the revised legal grant date, the fair market value of the common stock on the legal grant date (which will also be the revised option exercise price for your eligible options if you accept this offer), and the price differential. In determining the fair market value of our common stock on a given date, we use the closing price of our common stock on the NYSE. Accordingly, the revised option exercise price in the table below reflects the closing price of our common stock on the NYSE on the revised legal grant date.

Option Date	Original Option Exercise Price	Legal Grant Date (Revised)	FMV on Legal Grant Date (Revised Exercise Price)	Price Differential
10/4/2002	$1.07	2/26/2003	$4.70	$3.63
11/14/2002	$1.55	2/26/2003	$4.70	$3.15
12/9/2002	$3.04	12/11/2002	$3.60	$0.56
2/4/2004	$11.19	2/17/2004	$12.29	$1.10
2/23/2004	$10.68	5/7/2004	$13.14	$2.46
4/1/2005	$18.15	8/9/2005	$22.43	$4.28
8/8/2005	$22.20	8/9/2005	$22.43	$0.23

Eligible options include only those options that are outstanding, meaning options that have not been cancelled, have not expired and which have not been exercised in full, as of the expiration date of this offer. If you hold an eligible option, it does not mean that all of your options are subject to Section 409A. Accordingly, if you hold more than one option, you may hold both eligible options and options that are not affected by Section 409A. Many, but not all, outstanding options that were granted on the above dates, and for which all or a portion of such option was unvested as of December 31, 2004, will be considered eligible options for purposes of this offer, assuming the option holders satisfy the conditions of this offer. Please note that some options granted on the above dates are not affected by Section 409A and are not eligible to be amended in this offer. Your Addendum will identify which of your stock options are eligible options for purposes of this offer. If you hold an option that was granted on one of the dates in the above table, but that option is not listed in your Addendum, that option is not an eligible option for purposes of this offer.

In exchange for their eligible options, participants who accept this offer will receive amended options with the applicable revised option exercise price set forth in the table above and, for participants other than our executive officers and Directors and certain other specified officers, a cash payment equal to the applicable price differential multiplied by the number of unexercised shares subject to the option (less applicable tax withholding). The vesting schedule and expiration dates of options amended in this offer will remain the same as in the original option grant.

Under United States tax law, however, stock options issued with an exercise price less than fair market value on the date of issuance do not qualify as incentive stock options (ISOs). Accordingly, all eligible options (even if you choose not to participate in this offer) and any amended options will be reported by us as nonqualified stock options for United States tax law purposes.

Only those eligible options that are unexercised as of the end of the offer period (expected to be December 28, 2006) are eligible to receive the amended option and cash payment. If you have exercised a portion of an option grant, you may accept this offer with respect to the unexercised portion of such option grant. (See Section 2)

Example:

You hold an option to purchase 500 shares of stock with a grant date of February 23, 2004 and an exercise price equal to $10.68 per share. The revised legal grant date of the option is May 7, 2004, when the fair market value of the Company’s stock was $13.14. As of the offer expiration date, 250 shares were vested and you had not exercised any portion of the option. The option will be considered an eligible option with respect to all 500 shares, and if you accept this offer with respect to this option, you will receive the following pursuant to the terms of the offer:

1.	The option to purchase 500 shares will be amended to increase the exercise price to $13.14 per share. 250 shares subject to the amended option will remain vested as of the amendment date, and the amended option will continue to vest according to the vesting schedule of your original option.

2.	A cash payment of $1,230 (500 shares multiplied by the price differential of $2.46), less applicable tax withholding, payable in early January 2007.

If you accept this offer with respect to options that are unvested and you are no longer an employee of American Tower on the date that the original option would have vested, the amended options you receive pursuant to this offer will not continue to vest.

All amended options will be subject to the terms of the 1997 Stock Plan, and to an amended option agreement between you and American Tower. The current form of option agreement under the 1997 Stock Plan is attached as an exhibit to the Schedule TO that has been filed with the SEC in connection with this offer. See Section 9 of this Offer to Amend for a description of the 1997 Stock Plan.

The expiration date for this offer will be 5:00 p.m., Boston Time, on December 28, 2006, unless we extend the offer. We may, in our sole discretion, extend the offer, in which event the expiration date shall refer to the latest time and date at which the extended offer expires. See Section 15 of this Offer to Amend for a description of our rights to extend, terminate and amend the offer.

3.	Purpose of the offer.

We believe that this offer will foster retention of our valuable employees and better align the interests of our employees and stockholders to maximize stockholder value. We issued the currently outstanding stock options to motivate our employees to perform at high levels and provide an effective means of recognizing employee contributions to our success. In connection with our recently completed review of our stock option granting practices, we determined that for certain stock option grants, the legal grant dates when all necessary corporate action had been taken differ from the grant dates recorded by the Company for such awards. As a result, we have determined that certain of these stock options were granted with an exercise price less than the fair market value of the underlying stock on the legal grant date. Unfortunately, recently enacted tax legislation under the American Jobs Creation Act of 2004 and proposed tax regulations (“Section 409A”) provide that the portion of options that were granted with an exercise price less than fair market value (i.e., at a discount) and vest after December 31, 2004 will likely subject the option holder to unfavorable tax consequences. If the eligible options are amended as contemplated by this offer, the unfavorable tax consequences, as described in Section 14 of this Offer to Amend, will be eliminated and the Company’s incentive and/or retention goals for these options will be retained. Because the eligible options may have inherent value as a result of the discounted exercise price, the cash payment(s) with respect to the eligible options were designed to make the option holders whole for the adjustment in option exercise price on the offer expiration date. Our executive officers and Directors and certain other specified officers are eligible to participate in this offer; however, they are not eligible to receive cash payments in this offer.

Except as otherwise disclosed in this offer or in our SEC filings, we presently have no plans or proposals that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation involving American Tower;

•	any purchase, sale or transfer of a material amount of our assets;

•	any material change in our present dividend rate or policy, or our indebtedness or capitalization;

•	any change in our present Board of Directors or management, including a change in the number or term of Directors or to fill any existing Board of Director vacancies or to change any executive officer’s material terms of employment;

•	any other material change in our corporate structure or business;

•	our common stock being delisted from the NYSE;

•	our common stock becoming eligible for termination of registration under the Exchange Act;

•	the suspension of our obligation to file reports under the Exchange Act;

•	the acquisition by any person of an amount of our securities or the disposition of an amount of any of our securities, other than in the ordinary course or pursuant to existing options or rights; or

•	any change in our certificate of incorporation or bylaws, or any actions that may impede the acquisition of control of us by any person.

Neither we nor our Board of Directors makes any recommendation as to whether you should accept this offer, nor have we authorized any person to make any such recommendation. You should evaluate carefully all of the information in this offer and make your own decision about whether to participate in this offer. We recommend that you consult with your personal tax advisor or a designated Ernst & Young tax specialist to help determine if participation in this offer is right for you.

4.	Procedures for electing to participate in this offer.

Proper election to participate in this offer.

Participation in this offer is voluntary. If you wish to participate in the tender offer, you must deliver a properly completed and signed election form prior to 5:00 p.m., Boston Time, on December 28, 2006, to Suzanne Walsh,

Benefits Manager, (i) by fax at (617) 375-7572; (ii) by hand delivery at American Tower Corporation, 116 Huntington Avenue, Boston, MA 02116; or (iii) by scanning and e-mailing a .pdf file to benefits@americantower.com. We will also send you an e-mail with a link to a personalized election form hosted on the Portal, which will allow you to complete and submit the election form electronically. To facilitate responses, we will accept these electronic election forms if they are properly completed and submitted via the Portal.

If you participate in this offer with respect to any option grant, you must accept this offer with respect to all of the shares subject to the outstanding portion of that option grant. To facilitate your review of your outstanding eligible option grants and to help you make an informed decision as to whether to participate in this offer, we will provide you with an Addendum listing your eligible options, a description of any potential cash payments and the amended option exercise price. This Addendum will be sent to eligible employees by e-mail and by U.S. mail promptly after commencement of this offer. If you do not receive the Addendum, please contact Suzanne Walsh, Benefits Manager, at (617) 375-7500, or by sending an e-mail to benefits@americantower.com. If we do not receive your election form before the expiration date, then you will not be able to participate in the offer, and all eligible options you currently hold will remain unchanged at their original price and terms. Even if you choose not to participate in this offer, all eligible options, even those intended to be ISOs, will be reported by us as nonqualified stock options for United States tax law purposes.

Your election to participate becomes irrevocable after 5:00 p.m., Boston Time, on December 28, 2006 unless the offer is extended past that time, in which case your election will become irrevocable after the new expiration date, except as provided in Section 5 of this Offer to Amend. You may change your mind after you have submitted an election form and withdraw from the offer at any time before the expiration date, as described in Section 5 of this Offer to Amend. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election or withdrawal form we receive before the expiration date.

If you submit an election form, and then decide that you would like to elect to accept this offer with respect to additional options, you must submit a new election form by the expiration date. This new election form must also list all of the options with respect to which you wish to accept this offer, because your original election form will no longer be valid. You may submit new election forms as often as you wish prior to the expiration date, but you will be bound by the last properly submitted election or withdrawal form we receive prior to the expiration date.

The delivery of all documents, including election forms, is at your risk. American Tower intends to confirm the receipt of your election form and/or any withdrawal form by e-mail within two U.S. business days. If you have not received an e-mail confirmation, you must confirm that we have received your election form and/or any withdrawal form. Only election forms that are properly completed and submitted and actually received by Suzanne Walsh by the expiration date will be accepted. Election forms may only be submitted via fax, e-mail, hand delivery or submission through the Portal, as set forth above. Election forms submitted by any other means, including United States mail (or other post), Federal Express (or similar delivery service) or interoffice mail, are not permitted and will not be accepted.

This is a one-time offer, and we will strictly enforce the offering period. We reserve the right to reject any election to accept this offer that we determine is not in appropriate form or that we determine is unlawful to accept. Subject to the terms and conditions of this offer, we will accept all options with respect to which proper elections are made promptly after the expiration of this offer.

Our receipt of your election form is not by itself an acceptance of your options pursuant to this offer. For purposes of this offer, we will be deemed to have accepted options with respect to which proper elections have been made and are not properly withdrawn as of the time when we give written notice to the option holders generally of our acceptance of their options. We may issue this notice of acceptance by press release, e-mail or other methods of communication. We presently expect that options will be amended on December 29, 2006, which is the next business day following the expected expiration date. Please note that, in order to process these option amendments with E*Trade, your amended options may not be exercisable for up to three business days following the amendment date.

Determination of validity; rejection of options; waiver of defects; no obligation to give notice of defects.

We will determine, in our sole discretion, all questions as to the validity, form, eligibility (including time of receipt) and acceptance of any options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any election form or any options with respect to which elections have been made that we determine are not in appropriate form or that we determine are unlawful to accept. We will accept all eligible options with respect to which proper elections are made that are not validly withdrawn, subject to the terms of this offer. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any election of any particular options or for any particular option holder, provided that if we grant any such waiver, it will be granted with respect to all option holders and options with respect to which elections have been made. No elections will be deemed to have been properly made until all defects or irregularities have been cured by the option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in elections, nor will anyone incur any liability for failure to give any notice. This is a one-time offer. We will strictly enforce the offering period, subject only to an extension that we may grant in our sole discretion.

Our acceptance constitutes an agreement.

Your election through the procedures described in this Section 4 constitutes your acceptance of the terms and conditions of this offer. Our acceptance of your options for amendment will constitute a binding agreement between American Tower and you upon the terms and subject to the conditions of this offer.

5.	Withdrawal rights and change of election.

You may withdraw eligible options with respect to which you previously elected to accept the offer only in accordance with the provisions of this section.

If you have previously elected to accept this offer with respect to your eligible options, you may withdraw that election with respect to some or all of these options at any time before the expiration date, which is expected to be 5:00 p.m., Boston Time, on December 28, 2006. If we extend the offer, you may withdraw your options at any time until the extended expiration date.

In addition, although we intend to accept all eligible options with respect to which valid elections have been made promptly after the expiration of this offer (and the offer is expected to expire on December 28, 2006), if we have not accepted your options by midnight Boston Time on January 29, 2007, you may by law withdraw your options at any time thereafter.

To validly withdraw some or all of the options with respect to which you previously have chosen to accept this offer, you must deliver a properly completed and signed withdrawal form to Suzanne Walsh, Benefits Manager, (i) by fax at (617) 375-7572; (ii) by hand delivery at American Tower Corporation, 116 Huntington Avenue, Boston, MA 02116, or (iii) by scanning and e-mailing a .pdf file to benefits@americantower.com, in accordance with the procedures listed in Section 4 above, while you still have the right to withdraw the options. Any options you do not withdraw will remain bound pursuant to your properly submitted prior election form. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election or withdrawal form we receive before the expiration date. Suzanne Walsh must receive the properly completed and signed withdrawal form before the expiration date. The expiration date will be 5:00 p.m., Boston Time, on December 28, 2006, unless we extend the offer.

You may not rescind any withdrawal. If you have withdrawn your election to participate and then decide again that you would like to participate in this offer, you may re-elect to participate by submitting a new properly completed election form to Suzanne Walsh before the expiration date by following the procedures described in Section 4 of this Offer to Amend. This new election form must be properly completed, signed and dated after your original election form and after your withdrawal form.

Neither we nor any other person is obligated to give you notice of any defects or irregularities in any withdrawal form or any new election form, nor will anyone incur any liability for failure to give any notice. We will determine, in our sole discretion, all questions about the validity, form and eligibility (including time of receipt) of withdrawal forms and new election forms. Our determination of these matters will be final and binding on all parties.

The delivery of all documents, including any withdrawal forms and any new election forms, is at your risk. American Tower intends to confirm the receipt of your withdrawal form and/or any election form by e-mail within two U.S. business days. If you have not received an e-mail confirmation, you must confirm that we have received your withdrawal form and/or any election form. Only withdrawal forms that are complete, signed and actually received by Suzanne Walsh by the expiration date will be accepted. Withdrawal forms may be submitted only by fax, e-mail or hand delivery. Withdrawal forms submitted by any other means, including United States mail (or other post), Federal Express (or similar delivery service) or interoffice mail, are not permitted and will not be accepted.

6.	Acceptance of options for amendment and issuance of cash payments and amended options.

Upon the terms and conditions of this offer and promptly following the expiration date, we will accept for amendment all eligible options with respect to which proper elections have been made that have not been validly withdrawn before the expiration date. We expect that the expiration date will be December 28, 2006, unless the offer period is extended. Subject to the terms and conditions of this offer, if elections with respect to your eligible options are properly made and accepted by us, these options will be amended as of the amendment date, which is the next business day following the expiration date of this offer. If the expiration date is delayed, the amendment date will be similarly delayed. With respect to all eligible options for which you choose to accept this offer, as of the amendment date, you will become entitled to receive the Option Consideration described below, subject to any applicable vesting conditions. Please note that, in order to process these option amendments with E*Trade, your amended options may not be exercisable for up to three business days following the amendment date.

For purposes of the offer, we will be deemed to have accepted eligible options for you with respect to which valid elections have been made and are not properly withdrawn as of the time when we give written notice to the option holders generally of our acceptance of the options for amendment. This notice may be made by press release, e-mail or other method of communication. Subject to our rights to terminate the offer, discussed in Section 13 of this Offer to Amend, we currently expect that we will accept promptly after the expiration date all options with respect to which proper elections have been made that are not validly withdrawn.

If you elect to participate in this offer, you will be entitled to receive for your eligible options the Option Consideration, which will consist of amended options, subject to any applicable vesting conditions, and (other than for executive officers and Directors and certain other specified officers) cash payments, in each case as described in Section 2 of this Offer to Amend. Amended options will be amended on the amendment date, which is the next business day following the expiration date of this offer. The amendment date will be December 29, 2006, unless the offer period is extended. Promptly after the expiration of the offer, we will send you new option grant paperwork regarding your amended options. You will be requested to promptly sign and return the new option grant paperwork to us.

Any cash payment owed to you for an option with respect to which you have chosen to accept this offer will be paid to you, less any applicable tax withholding, in early January 2007. This payment will not be subject to any vesting conditions or otherwise be subject to forfeiture. Accordingly, you will be entitled to receive your cash payment regardless of whether you remain employed with American Tower on the actual cash payment date. Promptly following the expiration of the offer, if applicable, we will send you a “Promise to Make Cash Payment” evidencing your right to receive the cash payment. If you elect to participate in the offer and do not receive a Promise to Make Cash Payment within seven U.S. business days after the expiration date, please contact Suzanne Walsh by telephone at (617) 375-7500.

If, for any reason, you cease to be employed by American Tower or a successor entity prior to the expiration date, you will not be entitled to participate in this offer and will not receive any amended options or cash payments pursuant to this offer, regardless of whether you had previously submitted an election form. Instead, you will keep all of your eligible options. These options will continue to be governed by the 1997 Stock Plan and by the existing option agreements between you and American Tower.

Options granted under the 1997 Stock Plan generally are exercisable, to the extent vested, for the three months from the date of termination if the option holder’s employment terminated for a reason other than death or disability. While you will not be eligible to participate in this offer, we believe that you will not be subject to the adverse tax consequences of Section 409A if your employment terminates before the option expires. This is because termination of employment is one of the permissible payment dates under Section 409A.

If, for any reason, you cease to be employed by American Tower or a successor entity after the expiration date, but before you receive any cash payment to which you are entitled through this offer, you will still be eligible to receive that cash payment.

Options that we do not accept for amendment will remain outstanding until they expire by their terms and will retain their current exercise price and current vesting schedule. Please see Section 14 of this Offer to Amend for a description of the tax consequences to you of participating or not participating in this offer.

7.	Conditions of the offer.

If American Tower is acquired prior to the expiration of the offer, we reserve the right to withdraw the offer, in which case your options and your rights under them will remain intact and exercisable for the time period set forth in your option agreement, and you will not receive amended options or any cash payments. Notwithstanding any other provision of this offer, we will not be required to accept any options for amendment, and we may terminate the offer, or postpone our acceptance and amendment of any options for which elections to amend have been made, in each case, subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after the date this offer begins, and before the expiration date, any of the following events has occurred, or has been determined by us to have occurred:

•	there shall have been threatened in writing or instituted or be pending any action, proceeding or litigation seeking to enjoin, make illegal or delay completion of the offer or otherwise relating in any manner, to the offer;

•	any order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority and is in effect, or any statute, rule, regulation, governmental order or injunction shall have been proposed, enacted, enforced or deemed applicable to the offer, any of which might restrain, prohibit or delay completion of the offer or impair the contemplated benefits of the offer to us (see Section 3 of this Offer to Amend for a description of the contemplated benefits of the offer to us);

•	there shall have occurred:

•	any general suspension of trading in, or limitation on prices for, our securities on the NYSE,

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States,

•	any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might affect the extension of credit to us by banks or other lending institutions in the United States,

•	in our reasonable judgment, any material adverse change in United States financial markets generally, including, a decline of at least 10% in either the Dow Jones Industrial Average, the NYSE Index or the Standard & Poor’s 500 Index from the date of the commencement of the offer,

•	the commencement or continuation of a war or other national or international calamity directly or indirectly involving the United States, which could reasonably be expected to affect materially or adversely, or to delay materially, the completion of the offer, or

•	if any of the situations described above existed at the time of commencement of the offer and that situation, in our reasonable judgment, deteriorates materially after commencement of the offer;

•	a tender or offer, other than this offer by us, for some or all of our shares of outstanding common stock, or a merger, acquisition or other business combination proposal involving us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed or we shall have learned that:

•	any person, entity or group has purchased all or substantially all of our assets,

•	any person, entity or “group” within the meaning of Section 13(d)(3) of the Exchange Act acquires more than 5% of our outstanding shares of common stock, other than a person, entity or group which had publicly disclosed such ownership with the SEC prior to the date of commencement of the offer,

•	any such person, entity or group which had publicly disclosed such ownership prior to such date shall acquire additional common stock constituting more than 1% of our outstanding shares,

•	any new group shall have been formed that beneficially owns more than 5% of our outstanding shares of common stock that in our judgment in any such case, and regardless of the circumstances, makes it inadvisable to proceed with the offer or with such acceptance for amendment of eligible options, or

•	any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of the assets or securities of us or any of our subsidiaries;

•	there shall have occurred any change, development, clarification or position taken in generally accepted accounting principles that could or would require us to record for financial reporting purposes compensation expense against our earnings in connection with the offer other than as contemplated as of the commencement date of this offer (as described in Section 12);

•	any change or changes shall have occurred in the business, condition (financial or other), assets, income, operations or stock ownership of American Tower that have resulted or may result, in our reasonable judgment, in a material impairment of the contemplated benefits of the offer to us (see Section 3 of this Offer to Amend for a description of the contemplated benefits of the offer to us); or

•	any rules or regulations by any governmental authority, the NYSE, or other regulatory or administrative authority or any national securities exchange have been enacted, enforced or deemed applicable to American Tower in a way that might, in our reasonable judgment, restrain, prohibit or delay completion of the offer or impair the contemplated benefits of the offer to us (which we believe would occur only as a result of changes to Section 409A, the regulations or interpretations thereunder or other tax laws that would affect this offer or the eligible options).

If any of the above events occur, we may:

•	terminate the offer and promptly return all eligible options with respect to which elections have been made to the eligible employees;

•	complete and/or extend the offer and, subject to your withdrawal rights, retain all eligible options with respect to which elections have been made until the extended offer expires;

•	amend the terms of the offer; or

•	waive any unsatisfied condition and, subject to any requirement to extend the period of time during which the offer is open, complete the offer.

The conditions to this offer are for our benefit. We may assert them in our sole discretion regardless of the circumstances giving rise to them before the expiration date. We may waive any condition, in whole or in part, at any time and from time to time before the expiration date, in our discretion, whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of such rights, but will be deemed a waiver of our ability to assert the condition that was triggered with respect to the particular circumstances under which we failed to exercise our rights. Any determination we make concerning the events described in this Section 7 will be final and binding upon all persons.

8.	Price range of shares underlying the options.

The American Tower common stock that underlies your stock options is traded on the NYSE under the symbol “AMT.” The following table shows, for the periods indicated, the high and low intraday sales price per share of our common stock as reported by the NYSE.

	High	Low
Fiscal Year Ending December 31, 2006
4th Quarter (through November 24, 2006)	$38.50	$35.81
3rd Quarter	$36.92	$29.98
2nd Quarter	$35.75	$27.35
1st Quarter	$32.68	$26.66
Fiscal Year Ended December 31, 2005
4th Quarter	$28.33	$22.73
3rd Quarter	$25.20	$20.70
2nd Quarter	$21.16	$16.28
1st Quarter	$19.28	$17.30
Fiscal Year Ended December 31, 2004
4th Quarter	$18.75	$15.19
3rd Quarter	$15.85	$13.10
2nd Quarter	$16.00	$11.13
1st Quarter	$13.12	$9.89

On November 24, 2006, the closing sale price of our common stock, as reported by the NYSE was $38.04 per share.

9.	Source and amount of consideration; terms of amended options.

Consideration.

We will issue cash payments and amended options with respect to which proper elections have been made and accepted for eligible options (except for eligible options held by our executive officers, Directors and certain other specified officers, who will not receive cash payments).

If we receive and accept elections from eligible employees of all options eligible for this offer, subject to the terms and conditions of this offer, we will amend options to purchase a total of approximately 3.9 million shares of our common stock, or less than one percent (approximately 0.92%) of the total shares of our common stock outstanding as of November 29, 2006, and we will make cash payments (out of cash on hand) totaling approximately $4.0 million.

General terms of amended options.

If you participate in this offer and we accept your election to amend your eligible options, you will receive one amended option for every one original option. For purposes of this offer, the term “option” generally refers to an option to purchase one share of our common stock. In accordance with Section 2 of this Offer to Amend, unless you are an executive officer or Director or other specified officer of American Tower, your Option Consideration also will consist of cash payments.

Each amended option will be amended on the amendment date (expected to be December 29, 2006). All amended options will be subject to an amended stock option agreement between you and American Tower.

The terms and conditions of your amended options will remain the same as the options with respect to which you choose to accept this offer that they replace, except for the exercise price. Under United States tax law, however, stock options issued with an exercise price less than fair market value on the date of issuance do not qualify as incentive stock options (ISOs). Accordingly, all eligible options (even if you choose not to participate in this offer) and any amended options will be reported by us as nonqualified stock options for United States tax law purposes.

The following description summarizes the material terms of our 1997 Stock Plan. Our statements in this Offer to Amend concerning the 1997 Stock Plan and the amended options are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, the 1997 Stock Plan, and the forms of option agreement under the 1997 Stock Plan, which have been filed as exhibits to the Schedule TO of which this offer is a part. Please contact Suzanne Walsh at (617) 375-7500, or by email at benefits@americantower.com, to receive a copy of the 1997 Stock Plan, and the forms of option agreement thereunder. We will promptly furnish you copies of these documents upon request at our expense.

Summary of the 1997 Stock Plan.

The 1997 Stock Plan permits the granting of incentive stock options or nonqualified stock options to eligible participants. The number of common shares subject to options currently outstanding under our 1997 Stock Plan is approximately 20.1 million shares. As of November 29, 2006, the number of shares available for future issuance under the 1997 Stock Plan was approximately 10.4 million shares. The 1997 Stock Plan is administered by the Compensation Committee of our Board of Directors (the “Administrator”).

Subject to the terms of the 1997 Stock Plan, the Administrator has the discretion to select the employees, Directors, and consultants who will be granted awards, determine the terms and conditions of such awards, and to construe and interpret the provisions of the 1997 Stock Plan and any outstanding awards thereunder.

Term of options.

The term of options granted under the 1997 Stock Plan generally is as stated in the option agreement. All amended options granted pursuant to this offer will expire on the same date as the scheduled expiration of the original options with respect to which you choose to accept this offer. In each case, amended options will expire earlier upon your termination of employment with American Tower, in accordance with the terms of your original options and the 1997 Stock Plan.

Termination of employment before the expiration date.

Your employment with American Tower will remain “at-will” regardless of your participation in the offer and can be terminated by you or us at any time, with or without cause or notice. If your employment terminates before the expiration date, you will not be eligible to participate in this offer. Accordingly, any options with respect to which you have accepted this offer will be returned to you and will not be amended pursuant to this offer. If this happens, however, we believe that you will not be subject to the adverse tax consequences of Section 409A, because termination of employment is one of the permissible payment dates under Section 409A that will not trigger adverse tax treatment.

Termination of employment after the expiration date.

If you participate in this offer, but your employment by American Tower or a successor entity terminates after the expiration date, you will still receive the Option Consideration in this offer. If your employment terminates before you receive any cash payment to which you are entitled through this offer, you will still be eligible to receive that cash payment.

Options granted under the 1997 Stock Plan generally are exercisable, to the extent vested, for three months from the date of termination if the option holder’s employment terminates for a reason other than his or her death or disability. If an option holder is terminated for “cause” or otherwise determined by the Administrator to have engaged in certain acts of misconduct, the option holder’s right to exercise options is subject to termination and unexercised options are subject to forfeiture, as set forth in the 1997 Stock Plan.

Exercise price.

The Administrator generally determines the exercise price at the time the option is granted. The exercise price of the amended options will have an exercise price per share equal to the fair market value of our common stock on the revised legal grant date, as set forth in your Addendum.

In connection with the Company’s internal review of its stock option granting practices, we have determined that a number of stock options were granted by the Company at a discount from fair market value. Under Section 409A, only certain of these options are subject to adverse tax consequences. The option grants set forth in the table below, which were granted by the Company on seven dates during the years 2002 through 2005, include the eligible options that are affected by Section 409A and are subject to this offer. We determined that these options were granted with an exercise price per share that was less than the fair market value per share of the common stock underlying the option on the option’s legal grant date, meaning the date when all necessary action to approve the grant had been completed. The following table sets forth the dates of such option grants, the original exercise price, the revised legal grant date, the fair market value of the common stock on the legal grant date (which will also be the revised option exercise price for your eligible options if you accept this offer), and the price differential. In determining the fair market value of our common stock on a given date, we use the closing price of our common stock on the NYSE. Accordingly, the revised option exercise price in the table below reflects the closing price of our common stock on the NYSE on the revised legal grant date.

Option Date	Original Option Exercise Price	Legal Grant Date (Revised)	FMV on Legal Grant Date (Revised Exercise Price)	Price Differential
10/4/2002	$1.07	2/26/2003	$4.70	$3.63
11/14/2002	$1.55	2/26/2003	$4.70	$3.15
12/9/2002	$3.04	12/11/2002	$3.60	$0.56
2/4/2004	$11.19	2/17/2004	$12.29	$1.10
2/23/2004	$10.68	5/7/2004	$13.14	$2.46
4/1/2005	$18.15	8/9/2005	$22.43	$4.28
8/8/2005	$22.20	8/9/2005	$22.43	$0.23

As noted elsewhere in this Offer to Amend, not all options granted on the above dates are affected by Section 409A, and so not all options granted on the above dates are eligible to be amended in this offer. Your Addendum will identify which of your stock options are eligible options for purposes of this offer.

Vesting and exercise.

Each amended stock option agreement will specify the term of the amended option and the date on which the amended option becomes exercisable. The Administrator generally determines the terms of vesting. Any amended option you receive will be subject to the same vesting schedule as the option it replaces, and you will receive vesting credit for any vesting that accrued under the original option. That means that upon the amendment date, your amended options will remain vested to the same extent and will continue to vest at the same rate as the options they replace. Continued vesting is subject to your continued service with us through each relevant vesting date, in accordance with the terms of your original options and the 1997 Stock Plan.

Adjustments upon certain events.

Events Occurring before the Amendment Date. Although we do not currently anticipate a merger or acquisition involving American Tower, if we merge or consolidate with or are acquired by another entity, prior to the expiration of the offer, you may choose to withdraw any options with respect to which you elected to accept this offer and your options will be treated in accordance with the 1997 Stock Plan and with your option agreement. Further, if American Tower is acquired prior to the expiration of the offer, we reserve the right to withdraw the offer, in which case your options and your rights under them will remain intact and remain exercisable for the time period set forth in your option agreement and you will receive no amended options, cash payments or other consideration for the options. If American Tower is acquired prior to the expiration of the offer but does not withdraw the offer, we (or the successor entity) will notify you of any material changes to the terms of the offer or the amended options, including any adjustments to the exercise price or number of shares that will be subject to the amended options. Under such circumstances, we expect that the type of security, the number of shares covered by each amended option and the exercise price of each option would be adjusted based on the consideration per share given to holders of options to acquire our common stock that are outstanding at the time of the acquisition. As a result of this adjustment, you may receive options for more or fewer shares of the acquirer’s common stock than the number of shares subject to the eligible options with respect to which you accept this offer or than the number you would have received pursuant to an amended option if no acquisition had occurred. You should be aware that these types of transactions could significantly affect our stock price, including potentially substantially increasing the price of our shares. Option holders who decide not to participate in this offer might be able to exercise their options before the effective date of the merger or acquisition and sell their American Tower common stock before the effective date.

Finally, if we are acquired after the expiration date, it is possible that an acquirer could terminate your employment and therefore, to the extent that you have any amended options subject to vesting, any amended options you hold will cease to vest and will terminate in accordance with their terms. Regardless of whether you remain an employee or other service provider on the scheduled payment date, you will still receive any payments to which you are entitled as a result of your participation in this offer.

Events Occurring after the Amendment Date. If American Tower is acquired after we accept your eligible options pursuant to this offer, the treatment of your amended options in such a transaction will be governed by the terms of the transaction agreement or the terms of the 1997 Stock Plan, and your amended option agreements.

The 1997 Stock Plan contains provisions for the treatment of options in the event of: (a) a stock split, subdivision or combination of shares, (b) a merger or consolidation, (c) any sale of all or substantially all of our assets, or (d) our complete liquidation.

The number of shares of common stock covered by any outstanding option and the price per share payable upon exercise shall be proportionately adjusted for any increase or decrease in the number of issued and outstanding shares of common stock resulting from any subdivision, split, combination or consolidation of shares of common stock or the payment of a dividend in shares other securities of us on the common stock. The decision of our Board of Directors as to any such adjustment shall be final, binding and conclusive.

If, while unexercised options remain outstanding under the 1997 Stock Plan, we merge or consolidate with a wholly-owned subsidiary for the purpose of reincorporating under the laws of another jurisdiction, you will be entitled to acquire shares of common stock of the reincorporated company upon the same terms and conditions as were in effect immediately prior to the reincorporation, unless the reincorporation involves a change in the number of shares or the capitalization of us, in which case proportional adjustments shall be made, and the 1997 Stock Plan, unless otherwise rescinded by our Board of Directors, will remain the stock plan of the reincorporated company.

In addition, certain other corporate transactions or events (collectively, “applicable events”) can affect the status of your options. Except as otherwise provided in the preceding paragraph, an applicable event is: (1) our merger or consolidation with another corporation, whether or not we are the surviving entity, (2) the liquidation, sale or other disposition of all or substantially all of our assets to another entity while unexercised options remain outstanding under the 1997 Stock Plan, or (3) the occurrence of other circumstances in which our Board of Directors in its sole and absolute discretion deems it appropriate for the provisions of this paragraph to apply. If an applicable event occurs, then:

a.	you shall be entitled, upon exercise of your new option, to receive in lieu of shares of common stock, such stock or other securities or property as you would have received had you exercised such option immediately prior to the applicable event; or

b.	our Board of Directors may, in its sole and absolute discretion, waive, generally or in one or more specific cases, any limitations imposed pursuant to the applicable vesting provisions so that some or all new options from and after a date prior to the effective date of such applicable event, specified by our Board of Directors, in its sole and absolute discretion, shall be exercisable in full; or

c.	our Board of Directors may, in its sole and absolute discretion, cancel all outstanding and unexercised options as of the effective date of any such applicable event; or

d.	our Board of Directors may, in its sole discretion, convert some or all options into options to purchase the stock or other securities of the surviving corporation pursuant to an applicable event; or

e.	our Board of Directors may, in its sole and absolute discretion, assume the outstanding and unexercised options to purchase stock or other securities of any corporation and convert such options into options to purchase our common stock, whether pursuant to the 1997 Stock Plan or not, pursuant to an applicable event.

We are required to give notice of any cancellation pursuant to clause (c) to each holder of an option not less than thirty days preceding the effective date of the applicable event. Our Board of Directors may, in its sole and absolute discretion, waive, generally or in one or more specific instances, any limitations imposed pursuant to the applicable vesting provisions with respect to any option so that the option shall be exercisable in full or in part, as our Board of Directors may, in its sole and absolute discretion, determine, during such thirty day period.

Transferability of options.

Options granted under the 1997 Stock Plan generally may not be sold, pledged, assigned, hypothecated, transferred or disposed of other than by will or by the applicable laws of descent and distribution.

Amendment and termination of the 1997 Stock Plan.

The Board of Directors generally may amend, alter, suspend or terminate the 1997 Stock Plan at any time and for any reason.

Registration of shares underlying the options.

All of the shares of American Tower common stock issuable upon exercise of amended options have been registered under the United States Securities Act of 1933, as amended (the “Securities Act”) on registration statements on Form S-8 filed with the SEC. Unless you are an employee who is considered an affiliate of American Tower for purposes of the Securities Act, you will be able to sell the shares issuable upon exercise of your amended options free of any transfer restrictions under applicable United States securities laws.

United States federal income tax consequences.

You should refer to Section 14 of this Offer to Amend for a discussion of the United States federal income tax consequences of the amended options and the options with respect to which you choose to accept this offer, as well as the consequences of accepting or rejecting this offer. We strongly recommend that you consult with your own advisors to discuss the consequences to you of participating or not participating in this offer.

10.	Information concerning American Tower; Summary financial information.

Our principal executive offices are located at 116 Huntington Avenue, Boston, MA 02116 U.S.A., and our telephone number is (617) 375-7500. Questions regarding how to participate in this offer should be directed to Suzanne Walsh, Benefits Manager, at the following:

American Tower Corporation

116 Huntington Avenue, Boston, MA 02116

Phone: (617) 375-7500

Fax: (617) 375-7572

Email: benefits@americantower.com

American Tower is an independent owner, operator and developer of wireless and broadcast communications sites in the United States, Mexico and Brazil. Our primary business is the leasing of antenna space on multi-tenant communications towers to wireless service providers and radio and television broadcast companies. We also operate distributed antenna systems within buildings and provide limited network development services that support our rental and management operations and the addition of new tenants and equipment on our sites.

American Tower Corporation is a holding company which conducts its operations in the United States, Mexico and Brazil through operating subsidiaries. Our principal United States operating subsidiaries are American Towers, Inc. and SpectraSite Communications, Inc. Our principal international operating subsidiary is American Tower International, Inc., which conducts operations in Mexico through its subsidiary ATC Mexico Holding Corp. and in Brazil through its subsidiary ATC South America Holding Corp.

Financial Information: The information set forth on pages F-1 through F-68 of our Annual Report on Form 10-K/A for the year ended December 31, 2005 and the information set forth on pages 1 through 35 of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 is incorporated herein by reference. Please see Section 17 of this Offer to Amend, entitled “Additional Information,” for instructions on how you can obtain copies of our SEC filings, including the filings that contain our financial statements.

SUMMARY FINANCIAL INFORMATION

The following summary historical consolidated financial data should be read in conjunction with our audited consolidated financial statements for the year ended December 31, 2005 and our unaudited condensed consolidated financial statements for the nine months ended September 30, 2006 incorporated by reference in this document. The consolidated statements of operations data for the years ended December 31, 2005 and 2004, and the consolidated balance sheet data as of December 31, 2005 and 2004 have been derived from our audited consolidated financial statements incorporated by reference in this document. The consolidated statements of operations data for the nine months ended September 30, 2006 and 2005, and the consolidated balance sheet data as of September 30, 2006 are derived from unaudited condensed consolidated financial statements incorporated by reference in this document.

As discussed in our Annual Report on Form 10-K/A for the year ended December 31, 2005, filed with the SEC on November 29, 2006, we have restated our historical financial statements, and the following summary historical financial data for the years ended December 31, 2005 and 2004, and for the nine months ended September 30, 2005, reflect this restatement. You should read the selected financial data in conjunction with our Form 10-K/A, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated financial statements and the related notes to those consolidated financial statements included therein, as well as our other filings with the SEC incorporated by reference into this document, as set forth in Section 17, “Additional Information.”

Year-to-year comparisons are significantly affected by our acquisitions, dispositions and, to a lesser extent, construction of towers. Our merger with SpectraSite, Inc., which closed in August 2005, significantly impacts the comparability of reported results between periods. Results for the nine months ended September 30, 2006 are not necessarily indicative of the expected results for the full year.

	Year Ended December 31,		Nine Months Ended September 30,
	2005 (1)	2004 (1)	2006	2005 (1)
	(In thousands, except per share data)
Statements of Operations Data:
Revenues
Rental and management	$929,762	$684,422	$962,831	$626,970
Network development services	15,024	22,238	16,908	10,191

Total operating revenues	944,786	706,660	979,739	637,161

Operating expenses:
Costs of operations (exclusive of items shown separately below)
Rental and management	247,781	195,242	247,270	164,600
Network development services	8,346	16,220	7,641	5,886
Depreciation, amortization and accretion	411,254	329,449	397,429	283,507
Selling general, administrative and development expense	108,059	83,094	115,307	75,862
Impairments, net loss on sale of long-lived assets, restructuring and merger related expense	34,232	23,876	1,604	10,337

Total operating expenses	809,672	647,881	769,251	540,192

Operating income from continuing operations	135,114	58,779	210,488	96,969
Interest income, TV Azteca, net	14,232	14,316	10,666	10,691
Interest income	4,402	4,844	5,021	2,858
Interest expense	(222,419)	(262,237)	(162,395)	(165,410)
Loss on retirement of long-term obligations	(67,110)	(138,016)	(25,967)	(45,850)
Other income (expense)	227	(2,798)	974	622

	Year Ended December 31,		Nine Months Ended September 30,
	2005 (1)	2004 (1)	2006	2005 (1)
	(In thousands, except per share data)
(Loss) income from continuing operations before income taxes, minority interest and loss on equity method investments	(135,554)	(325,112)	38,787	(100,120)
Income tax (provision) benefit	(5,714)	83,338	(28,112)	13,772
Minority interest in net earnings of subsidiaries	(575)	(2,366)	(597)	(239)
(Loss) income on equity method investments	(2,078)	(2,915)	16	(2,120)

(Loss) income from continuing operations before cumulative effect of change in accounting principle	$(143,921)	$(247,055)	$10,094	$(88,707)

Basic and diluted amounts:
(Loss) income from continuing operations	$(0.47)	$(1.10)	$0.02	$(0.33)
Net (loss) income	$(0.60)	$(1.14)	$0.02	$(0.34)
Weighted average common shares outstanding (2)
Basic	302,510	224,336	423,612	265,411
Diluted	302,510	224,336	435,035	265,411

Other Operating Data:
Ratio of earnings to fixed charges (3)	.51x	—	—	—

	December 31,		September 30, 2006
	2005	2004
	(In thousands, except per share data)
Balance Sheet Data:
Cash and cash equivalents	$112,701	$215,557	$207,202
Property and equipment, net	3,460,526	2,273,356	3,268,332
Total assets	8,786,854	5,107,696	8,605,730
Long-term obligations, including current portion	3,613,429	3,293,614	3,563,440
Total stockholders’ equity	4,541,821	1,490,767	4,384,113
Book value per share			$10.46

(1)	As discussed in our Annual Report on Form 10-K/A for the year ended December 31, 2005, filed with the SEC on November 29, 2006, we have restated our historical financial statements, and the summary historical financial data for the years ended December 31, 2005 and 2004, and for the nine months ended September 30, 2005, reflect this restatement. You should read the selected financial data in conjunction with our Form 10-K/A, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated financial statements and the related notes to those consolidated financial statements included therein, as well as our other filings with the SEC incorporated by reference into this Offer to Amend, as set forth in Section 17, “Additional Information.”

(2)	We computed basic and diluted (loss) income per common share from continuing operations before cumulative effect of change in accounting principle using the weighted average number of shares outstanding during each period presented. Except for the nine month period ended September 30, 2006, we have excluded common share equivalents, including shares issuable upon exercise of stock options and warrants and upon conversion of the Company’s convertible notes, from these computations, as their effect is anti-dilutive. Diluted net income per share for the nine months ended September 30, 2006 represents net income divided by the weighted average number of common shares outstanding, including any dilutive common share equivalents. For the nine months ended September 30, 2006, the weighted average number of common shares outstanding excludes shares issuable upon conversion of convertible notes of 34.6 million and shares issuable upon exercise of stock options of 1.5 million, as their effect is anti-dilutive.

(3)	The Company’s earnings were not sufficient to cover its fixed charges for the years ended December 31, 2005 and 2004. The Company had an excess (deficiency) in earnings to fixed charges of $(133,464) and $(322,806) for the years ended December 31, 2005 and 2004, respectively, and $40,890 and $(97,939) for the nine months ended September 30, 2006 and September 30, 2005, respectively. For the purpose of this calculation, “earnings” consists of earnings (loss) from continuing operations before income taxes, minority interest, loss on equity method investments, fixed charges (excluding interest capitalized), and amortization of interest capitalized. “Fixed charges” consist of interest expensed and capitalized, amortization of debt discount and related issuance costs and the component of rental expense associated with operating leases believed by management to be representative of the interest factor thereon.

11.	Interests of Directors and executive officers; transactions and arrangements concerning the options.

A list of our Directors and executive officers is attached to this Offer to Amend as Schedule A. As of November 29, 2006, our Directors and executive officers, as a group, beneficially owned options outstanding under the 1997 Stock Plan to purchase a total of 8,471,217 shares of our common stock, which represented approximately 42% of the shares of common stock subject to options outstanding under the 1997 Stock Plan as of that date.

Schedule A includes information for each of the Directors and executive officers with respect to their beneficial ownership of outstanding stock options.

Neither we, nor, to the best of our knowledge, any of our Directors or executive officers, nor any affiliates of ours, were engaged in transactions involving options to purchase our common stock under our 1997 Stock Plan during the 60 days before and including the commencement of this offer.

12.	Status of options amended by us in the offer; accounting consequences of the offer.

Eligible options accepted by us pursuant to this offer will be amended under the 1997 Stock Plan and will have no effect on the number of options eligible for future grants under the 1997 Stock Plan.

The offer is considered a modification of options and as a result, the Company will record additional stock-based compensation expense as a charge against earnings based on the incremental fair value of the amended options and the cash payments. Aggregate cash payments will be recorded as a reduction to additional paid-in-capital.

13.	Legal matters; regulatory approvals.

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our acceptance of options for amendment and issuance of amended options as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency or any NYSE listing requirements that would be required for the acquisition or ownership of our options as contemplated herein. Should any additional approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, could be obtained or what the conditions imposed in connection with such approvals would entail or whether the failure to obtain any such approval or other action would result in adverse consequences to our business. Our obligation under the offer to accept elections with respect to eligible options and to issue amended options is subject to the conditions described in Section 7 of this Offer to Amend.

If we are prohibited by applicable laws or regulations from granting amended options on the amendment date, we will not grant any amended options. We are unaware of any such prohibition at this time, and we will use reasonable efforts to effect the grant, but if the grant is prohibited on the amendment date we will not grant any amended options.

14.	Material United States federal income tax consequences.

If You Participate in the Offer to Amend.

As a result of participation in this offer, you may avoid potentially adverse tax consequences under Section 409A associated with your eligible options. Please read this section carefully, as well as the following section summarizing the potential tax consequences to you if you decide not to participate in this offer and to keep your current options.

The following is a summary of the material United States federal income tax consequences of participating in the offer for those employees subject to United States federal income tax. This discussion is based on the Internal Revenue Code, its legislative history, treasury regulations thereunder and administrative and judicial interpretations as of the date of this Offer to Amend, all of which are subject to change, possibly on a retroactive basis. The federal tax laws may change and the federal, state and local tax consequences for each employee will depend upon that employee’s individual circumstances. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. We strongly recommend that you consult with your own tax advisor or a designated Ernst & Young tax specialist to discuss the consequences to you of this transaction.

Cash payments.

Any cash payments you receive as part of your Option Consideration under this offer will be taxable to you as compensation income. We generally will be entitled to a deduction equal to the amount of compensation income taxable to you if we comply with eligible reporting requirements. If you were an employee at the time the options with respect to which you accepted this offer were granted, any income recognized upon your receipt of a cash payment will constitute wages for which withholding will be required.

Amended options.

If you are an option holder who chooses to accept this offer with respect to outstanding eligible options, you should not be required to recognize income for United States federal income tax purposes at the time of the acceptance and amendment of such options. We believe that the acceptance and amendment of options will be treated as a non-taxable exchange.

Under United States tax law, stock options issued with an exercise price less than fair market value on the date of issuance do not qualify as incentive stock options (ISOs). Accordingly, all eligible options (even if you choose not to participate in this offer) and any amended options will be reported by us as nonqualified stock options for United States tax law purposes. Under current law, an option holder generally will not realize taxable income upon the grant of a nonqualified stock option. However, when an option holder exercises the option, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise will be compensation income taxable to the option holder. The tax treatment for a nonqualified stock option is different than that of an ISO, in that gains on nonqualified stock options are treated as compensation income at the time of exercise and are subject to income tax withholding by the Company. As a result of Section 409A, however, nonqualified stock options granted with an exercise price below the fair market value of the underlying stock may be taxable to a participant upon vesting, before he or she exercises an award. The revised exercise price of your amended option will avoid that earlier taxation (and related penalties described below).

We generally will be entitled to a deduction equal to the amount of compensation income taxable to the option holder if we comply with eligible reporting requirements.

Upon disposition of shares obtained upon exercise of an option, any gain or loss is treated as capital gain or loss. If you were an employee at the time of the grant of the option, any income recognized upon exercise of a nonqualified stock option generally will constitute wages for which withholding will be required.

We recommend that you consult with your own tax advisor or a designated Ernst & Young tax specialist with respect to the federal, state and local tax consequences of participating in the offer.

If You Do Not Participate in the Offer to Amend.

The following is a summary of the material United States federal income tax consequences of declining to participate in the offer for those employees subject to United States federal income tax. This discussion is based on the Internal Revenue Code, its legislative history, treasury regulations thereunder and administrative and judicial interpretations as of the date of this Offer to Amend, all of which are subject to change, possibly on a retroactive basis. The federal tax laws may change and the federal, state and local tax consequences for each employee will depend upon that employee’s individual circumstances. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. If you are subject to taxation in the United States, and are also subject to the tax laws of another country, you should be aware that there might be other tax and social security consequences that may apply to you. We strongly recommend that you consult with your own advisors to discuss the consequences to you of this transaction.

Your decision not to accept this offer with respect to your eligible options could result in potentially adverse tax consequences to you. Please read this section carefully and talk with your own tax advisor or a designated Ernst & Young tax specialist regarding your decision to participate in this offer.

By participating in this offer, you may avoid potentially adverse tax consequences associated with your eligible options. Section 409A of the Internal Revenue Code and recently proposed tax regulations under the American Jobs Creation Act of 2004 provide that stock options issued with an exercise price less than the fair market value of the underlying stock on the date of grant (i.e., granted at a discount) must have fixed exercise dates to avoid early income recognition and an additional 20% tax. The eligible options were granted at a discount and holders of such options may be subject to income tax at vesting and an additional 20% tax, as well as be liable for certain interest penalties.

None of the eligible options have fixed exercise dates and therefore they would subject the option holders to income tax at vesting (i.e., before the options are exercised) and would subject the option holders to an additional 20% tax. It is not entirely certain how such tax would be calculated, but we think it is likely that the spread (that is, the difference between the fair market value of the shares on the date of vesting and the exercise price of such shares) will be includable as income when the option vests and a 20% tax will be assessed on the spread. Additionally, it is possible that during each subsequent tax year (until the option is exercised), the increase in value of the underlying stock will be taxed. These consequences would apply to that portion of any eligible option that vest or vested after December 31, 2004. Any portion of an option that vested before that date is not affected by Section 409A.

Example: You hold an option to purchase 500 shares of stock with a grant date of February 23, 2004 and an exercise price equal to $10.68 per share. The revised legal grant date of the option is May 7, 2004, when the fair market value of the Company’s stock was $13.14. All of the shares subject to the option vest after December 31, 2004, so that the entire option is subject to Section 409A. On February 23, 2005, 125 of the shares subject to the option vested and on that date the fair market value of the Company’s common stock was $18.31. On February 23, 2006, 125 of the shares subject to the option vested and on that date the fair market value of the Company’s common stock was $31.48. On February 23, 2007, 125 of the shares subject to the option vest and on such date the fair market value of the Company’s common stock is $35.00. On February 23, 2008, the final 125 of the shares subject to the option vest and on such date the fair market value of the Company’s common stock is $40.00.

•	Impact on 2005 taxes: Upon the vesting date on February 23, 2005, you may have taxable income equal to $953.75 (the difference between $18.31 and $10.68 multiplied by the 125 shares that vest). In addition to your regular taxes on that amount, you may owe an additional $190.75 due to the 20% tax (20% of $953.75).

•	Impact on 2006 taxes: Upon the vesting date on February 23, 2006, you may have taxable income equal to $2,600 (the difference between $31.48 and $10.68 multiplied by the 125 shares that vest). In addition to your regular taxes on that amount, you may owe an additional $520 due to the 20% tax (20% of $2,600).

•	Impact on 2007 taxes: Upon the vesting date on February 23, 2007, you may have taxable income equal to $3,040 (the difference between the assumed $35.00 market price and $10.68 multiplied by the 125 shares that vest) and in addition to your regular taxes on that amount, you may owe an additional $608 due to the 20% tax (20% of $3,040).

•	Impact on 2008 taxes: Upon the vesting date on February 23, 2008, you may have taxable income equal to $3,665 (the difference between the assumed $40.00 market price and $10.68 multiplied by the 125 shares that vest) and in addition to your regular taxes on that amount, you may owe an additional $733 due to the 20% tax (20% of $3,665).

•	Additional interest and penalties: In each case above, you may owe interest with the calculation of such interest dating back to the original date of vesting and you may owe an additional 20% penalty in each subsequent year the option remains unexercised, based on an increase in value of the underlying stock.

As noted above, whether or not you choose to participate in this offer, all affected options, even those intended to be ISOs when originally granted, will be reported by us as nonqualified stock options for United States tax law purposes.

Uncertainty

Unfortunately, the Internal Revenue Service has not issued definitive final guidance under Section 409A. There is a chance that final guidance issued by the IRS may provide some relief with respect to certain eligible options or with respect to certain tax years and your personal tax advisor may advocate a position under the current statute and IRS guidance that your eligible options are exempt from Section 409A. We cannot guarantee the effect of any future IRS guidance.

15.	Extension of offer; termination; amendment.

We reserve the right, in our sole discretion, at any time and regardless of whether or not any event listed in Section 7 of this Offer to Amend has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and delay the acceptance for amendment of any options. If we elect to extend the period of time during which this offer is open, we will notify you of the extension and delay, as described below. If we extend the expiration date, we will also extend your right to withdraw elections with respect to eligible options until such extended expiration date. In the case of an extension, we will issue a press release, e-mail or other form of communication no later than 9:00 a.m., Boston Time, on the next U.S. business day after the previously scheduled expiration date.

We also reserve the right, in our reasonable judgment, before the expiration date to terminate or amend the offer and to postpone the expiration of the offer (resulting in a delay of our acceptance and amendment of any options with respect to which elections have been made) if any of the events listed in Section 7 of this Offer to Amend occurs, by giving written notice of the termination or postponement to you or by making a public announcement of the termination. Our reservation of the right to delay our acceptance and amendment of options with respect to which elections have been made is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the options promptly after termination or withdrawal of an offer like this.

Subject to compliance with applicable law, we further reserve the right, before the expiration date, in our sole discretion, and regardless of whether any event listed in Section 7 of this Offer to Amend has occurred or is deemed by us to have occurred, to amend the offer in any respect, including by decreasing or increasing the consideration offered in this offer to option holders or by decreasing or increasing the number of options being sought in this offer. As a reminder, if a particular option grant expires after commencement of this offer, but before amendment under the offer, that particular option grant is not eligible for amendment. Therefore, if we extend the offer for any reason and if a particular option with respect to which an election to accept the offer was made before the originally scheduled expiration of the offer expires after such originally scheduled expiration date but before the actual amendment date under the extended offer, that option would not be eligible for amendment.

The minimum period during which the offer will remain open following material changes in the terms of the offer or in the information concerning the offer, other than a change in the consideration being offered by us or a change in amount of existing options sought, will depend on the facts and circumstances of such change, including the relative materiality of the terms or information changes. If we modify the number of eligible options being sought in this offer or the consideration being offered by us for the eligible options in this offer, the offer will remain open for at least ten U.S. business days from the date of notice of such modification. If any term of the offer is amended in a manner that we determine constitutes a material change adversely affecting any holder of eligible options, we will promptly disclose the amendments in a manner reasonably calculated to inform holders of eligible options of such amendment, and we will extend the offer’s period so that at least five U.S. business days, or such longer period as may be required by the tender offer rules, remain after such change.

For purposes of the offer, a “business day” means any day other than a Saturday, Sunday or a United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, U.S. Eastern Time.

16.	Fees and expenses.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting elections with respect to this offer.

17.	Additional information.

This Offer to Amend is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offer to Amend does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to elect to accept this offer with respect to your options:

1.	Our annual report on Form 10-K/A for our fiscal year ended December 31, 2005, filed with the SEC on November 29, 2006;

2.	Our definitive proxy statement on Schedule 14A for our 2006 annual meeting of shareholders, filed with the SEC on March 29, 2006;

3.	Our quarterly report on Form 10-Q/A for our fiscal quarter ended March 31, 2006, filed with the SEC on November 29, 2006;

4.	Our quarterly report on Form 10-Q for our fiscal quarter ended June 30, 2006, filed with the SEC on November 29, 2006;

5.	Our quarterly report on Form 10-Q for our fiscal quarter ended September 30, 2006, filed with the SEC on November 29, 2006;

6.	Our current reports on Form 8-K dated February 13, 2006; February 24, 2006; March 2, 2006; April 26, 2006; May 19, 2006; May 23, 2006; May 30, 2006; July 6, 2006; July 28,

2006; August 7, 2006; August 14, 2006; September 6, 2006; September 19, 2006; October 23, 2006; November 8, 2006; and November 14, 2006; and

7.	The description of our common stock contained in our registration statement on Form 8-A filed with the SEC on June 4, 1998 and any further amendment or report filed hereafter for the purpose of updating such description.

The SEC file number for these filings is 001-14195. These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the SEC’s public reference room at 100 F Street N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public on the SEC’s Internet site at www.sec.gov.

Each person to whom a copy of this Offer to Amend is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents, at no cost, by writing to us at American Tower Corporation, 116 Huntington Avenue, Boston, MA 02116, Attention: Investor Relations, or telephoning (617) 375-7500.

As you read the documents listed above, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Offer to Amend, you should rely on the statements made in the most recent document.

The information about us contained in this Offer to Amend should be read together with the information contained in the documents to which we have referred you, in making your decision as to whether or not to participate in this offer.

18.	Miscellaneous.

We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will options be accepted from the option holders residing in such jurisdiction.

We have not authorized any person to make any recommendation on our behalf as to whether you should elect to accept this offer with respect to your options. You should rely only on the information in this document or documents to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the offer other than the information and representations contained in this Offer to Amend Certain Options and in the related offer documents. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

American Tower Corporation

November 29, 2006

SCHEDULE A

INFORMATION ABOUT THE DIRECTORS AND

EXECUTIVE OFFICERS OF AMERICAN TOWER

The table below sets forth information about our Directors and officers as of November 29, 2006. While our executive officers and Directors may amend eligible options in this offer, neither they nor certain other specified officers are eligible to receive any cash payments in the offer.

Name	Position	Number of Shares Underlying Outstanding Options to Purchase Class A Common Stock Under the 1997 Stock Option Plan	Percentage of Total Outstanding Options to Purchase Class A Common Stock Under the 1997 Stock Option Plan
James D. Taiclet, Jr.	Chairman of the Board, President and Chief Executive Officer	2,012,502	10.00%

Bradley E. Singer	Chief Financial Officer and Treasurer	1,860,006	9.24%

Steven J. Moskowitz	Executive Vice President and President, U.S. Tower Division	2,030,000	10.09%

J. Michael Gearon, Jr.	Vice Chairman of American Tower Corporation and President of American Tower International	1,483,706	7.37%

William H. Hess	Executive Vice President, General Counsel and Secretary	595,003	2.96%

Jean A. Bua	Senior Vice President Finance and Controller	125,000	0.62%

Raymond P. Dolan	Director	55,000	0.27%

Carolyn F. Katz	Director	45,000	0.22%

Gustavo Lara Cantu	Director	35,000	0.17%

Fred R. Lummis	Director	130,000	0.65%

Pamela D.A. Reeve	Director	65,000	0.32%

David E. Sharbutt	Director	25,000	0.12%

Samme L. Thompson	Director	10,000	0.05%

The business address and telephone number of each Director and executive officer is care of American Tower Corporation, 116 Huntington Avenue, Boston, Massachusetts 02116, (617) 375-7500.

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